THE INFORMATION CONTAINED HEREIN IS PRELIMINARY AND IS SUBJECT TO CHANGE AND COMPLETION. THE OFFER DESCRIBED HEREIN HAS NOT YET COMMENCED, AND THIS COMMUNICATION IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OR RECOMMENDATION OF AN OFFER TO SELL CRUCELL N.V.'S ORDINARY SHARES (INCLUDING ORDINARY SHARES REPRESENTED BY AMERICAN DEPOSITARY SHARES), NOR SHALL THERE BE ANY SALE OR PURCHASE OF SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF SUCH JURISDICTION.  AT THE TIME THE OFFER IS COMMENCED, CRUCELL N.V. WILL FILE A SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 ("THE "SCHEDULE 14D-9") WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE "SEC") AND MAKE THE FINAL SHAREHOLDERS' CIRCULAR INCLUDING THE POSITION STATEMENT PUBLICLY AVAILABLE. CRUCELL N.V.'S SHAREHOLDERS' ARE STRONGLY ADVISED TO READ THE SCHEDULE 14D-9 WHEN IT IS FILED WITH THE SEC AND THE SHAREHOLDERS' CIRCULAR BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT CRUCELL N.V.'S SHAREHOLDERS SHOULD CONSIDER BEFORE TENDERING THEIR SHARES (AS DEFINED BELOW).  THE SCHEDULE 14D-9 WILL BE AVAILABLE FOR FREE ON THE SEC WEB SITE (WWW.SEC.GOV).  COPIES OF CRUCELL N.V.'S FILINGS WITH THE SEC MAY BE OBTAINED AT THE SEC'S WEB SITE (WWW.SEC.GOV) AND AT CRUCELL N.V.'S WEBSITE (WWW.CRUCELL.COM). COPIES OF THE FINAL SHAREHOLDERS' CIRCULAR WILL BE AVAILABLE AT THE OFFICES OF CRUCELL N.V. AT ARCHIMEDESWEG 4-6, 2333 CN LEIDEN, THE NETHERLANDS, AT THE OFFICES OF THE DUTCH SETTLEMENT AGENT, ING BANK N.V., BIJLMERDREEF 888, 1102 MG AMSTERDAM, THE NETHERLANDS AND ON THE WEBSITE OF CRUCELL N.V.

SHAREHOLDERS’ CIRCULAR

INCLUDING THE POSITION STATEMENT REGARDING THE RECOMMENDED CASH OFFER BY JJC
ACQUISITION COMPANY B.V., AN INDIRECT WHOLLY OWNED SUBSIDIARY OF JOHNSON & JOHNSON

[●], 2010

for the extraordinary general meetings of shareholders of Crucell N.V. to be held on

December 10, 2010, at 14.00 Amsterdam time
at the Hilton Hotel, Apollolaan 138, 1077 BG, Amsterdam, the Netherlands

and

 [●], 2011, at [●] Amsterdam time
at [●], [●], the Netherlands

IMPORTANT INFORMATION

This shareholders’ circular (together with any Schedules, exhibits and annexes attached hereto, this Circular) is not an offer to sell securities and it is not a solicitation of an offer to buy securities, nor shall there be any sale or purchase of securities pursuant hereto, in any jurisdiction.

Crucell N.V. has filed a solicitation/recommendation statement on Schedule 14D-9 (together with any exhibits and annexes attached thereto, the Schedule 14D-9) with the U.S. Securities and Exchange Commission (the SEC).  Crucell N.V.’s shareholders are strongly advised to read the Schedule 14D-9 because it contains important information that Crucell N.V.’s shareholders should consider before tendering their shares.  Shareholders may obtain a free copy of the Schedule 14D-9 at the SEC’s website at www.sec.gov. In addition, Johnson & Johnson has filed a tender offer statement on Schedule TO filed on [●], 2010 (together with any exhibits and annexes attached thereto, the Schedule TO) with the SEC.  Crucell N.V.’s shareholders are strongly advised to read the Schedule TO because it contains important information that Crucell N.V.’s shareholders should consider before tendering their shares. Shareholders may obtain a free copy of the Schedule TO at the SEC’s website at www.sec.gov.

This Circular relates to the details of a cash offer by JJC Acquisition Company B.V. (the Offeror), a wholly owned direct subsidiary of Cilag Holding AG (Cilag Holding), which is an indirect wholly owned subsidiary of Johnson & Johnson (Johnson & Johnson), to acquire all of the issued and outstanding ordinary shares (Ordinary Shares) in the capital of Crucell N.V. (Crucell or the Company), including all Ordinary Shares represented by American depositary shares (each, an ADS), each ADS representing one Ordinary Share (Ordinary Shares and ADSs are referred to herein as the Shares and the holders of such Shares are referred to as the Shareholders), on the terms and subject to the conditions and restrictions contained in the Offer Document dated [●], 2010 (the Offer Document), and the concurrent solicitation by the Offeror of Proxies from each Shareholder as set out in Section 6.5 of the Offer Document (the offer to purchase Shares and the solicitation of Proxies, together, are referred to herein as the Offer).

Copies of the Offer Document are also available free of charge from Crucell, the Dutch Settlement Agent and the U.S. Settlement Agent at the addresses mentioned in Section 17.

This Circular is issued in accordance with article 18 paragraph 2 and Annex G of the Dutch Public Offers Decree (Besluit Openbare biedingen Wft).

 This Circular is intended solely for Shareholders in connection with the Offer.

 Copies of this Circular are available free of charge from Crucell, the Dutch Settlement Agent and the U.S. Settlement Agent at the addresses mentioned in Section 17 of this Circular and at Crucell’s website (www.crucell.com).

 This Circular is qualified in its entirety by, and should be read in conjunction with, the more detailed information contained in the Offer Document and in conjunction with all information and announcements regarding the Offer as posted on Crucell’s website (www.crucell.com).

 The information included in this Circular reflects the situation as of the date of this Circular. Crucell does not undertake any obligation to publicly release any revisions to this information to reflect events or circumstances after the date of this Circular, except as may be required by applicable securities laws or by any appropriate regulatory authority. Crucell is exclusively responsible for the accuracy and completeness of the information contained in this Circular.

 This Circular includes “forward-looking statements”, including statements about the expected benefits, risk, timing and completion of the Offer. Forward-looking statements involve known or unknown risks, uncertainties and other factors because these statements relate to events and depend on circumstances that all occur in the future, some of which are beyond Crucell’s control, that may cause Crucell’s results, performance or achievements or conditions in the market in which Crucell operates to differ from those expressed or implied in these forward-looking statements. Generally, statements containing words such as may, should, aim, will, expect, intend, estimate, anticipate, believe, plan, seek, continue or similar expressions identify forward-looking statements. In particular, the following are forward-looking in nature: all statements regarding Crucell’s future financial condition; statements with regard to strategy and management objectives; technology and product development efforts; Crucell’s ability to realize commercially valuable discoveries; Crucell’s intellectual property portfolio; Crucell’s ability to develop potential products and technologies suitable for commercialization; the effects of changes or prospective changes in regulation; and trends in results, operations and overall market trends. Although Crucell believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, no assurance can be given that such statements will be fulfilled or prove to be correct, and no representations are made as to the future accuracy and completeness of such statements. Any such forward-looking statements must be considered, together with the fact that actual events or results may vary materially from such forward-looking statements due, among other things, to political, economic or legal changes in the markets and environments in which Crucell does business, to competitive developments or risks inherent to Crucell’s business plans and to uncertainties, risk and volatility in financial markets and other factors affecting Crucell. Crucell cautions readers not to place undue reliance on these forward-looking statements, which reflect Crucell management’s view only as of the date of this Circular.

 This Shareholders’ Circular and the Offer are, and any tender, purchase, acceptance or delivery (levering) of Shares will be, governed by and construed in accordance with the laws of the Netherlands and the laws of the United States, as applicable.  Without prejudice to any jurisdiction of a United States court to hear claims in respect of the Offer brought under applicable United States laws, the District Court of Amsterdam (Rechtbank Amsterdam) and its appellate courts have exclusive jurisdiction to settle any disputes which might arise out of or in connection with any tender, purchase, acceptance or delivery (levering) of Shares, including, but not limited to, related disputes as they may apply to the Offer and/or the Offer Document.  Accordingly, such legal action or proceedings must be brought exclusively before such courts.

 Capitalised terms in this Circular (other than in Schedule 1 (Opinion of Barclays Capital) and Schedule 2 (Opinions of Lazard B.V.), Part 1 and 2, of this Circular) have the meaning attributed to them in section 4 (Definitions) of the Offer Document, unless defined otherwise in this Circular.

TABLE OF CONTENTS

Section	Page

1.	Letter to Shareholders	5
2.	Introduction	6
3.	The Offer	7
4.	Rationale of the Transaction	8
5.	Background to the Offer	10
6.	Financial Assessment of the Offer Price	15
7.	Strategic Fit	19
8.	Certain Arrangements	20
9.	Risks Associated with the Offer	22
10.	Financial and Other Information	24
11.	Decision-Making Process	26
12.	Interests of the Crucell Boards	26
13.	Recommendation of the Crucell Boards	31
14.	Works Council Advice and Organisational Consequences	32
15.	Asset Sale	33
16.	Extraordinary General Meetings of Shareholders, Governance Resolutions and Proxies	37
17.	Further Information	31

Schedule

1.	Opinion of Barclays Capital		43
	Part 1	Barclays Capital Opinion dated October 5, 2010	43
	Part 2	Summary Description of Barclays Capital Opinion	47
2.	Opinions of Lazard B.V.		54
	Part 1	Lazard B.V. Opinion dated October 5, 2010	54
	Part 2	Lazard B.V. Opinion dated November 12, 2010	57
	Part 3	Summary Description of Lazard B.V. Opinion	60
3.	First EGM and Offer EGM		66
	Part 1	Invitation, Agenda and Explanatory Notes First EGM	66
	Part 2	Invitation, Agenda and Explanatory Notes Offer EGM	70
4.	Information on Nominees Supervisory Board		80

1.	LETTER TO SHAREHOLDERS

 Leiden, [●], 2010

 Dear Crucell Shareholder,

 On [●], 2010, Johnson & Johnson, through the Offeror, launched a cash offer for all issued and outstanding ordinary shares, including all American depositary shares (each representing one ordinary share) of Crucell (the Offer, as more fully defined above under Important Information).

 The Offer represents a historic moment in the history of Crucell and presents an important choice to our Shareholders.

 We find it extremely important to share with you our views and considerations in this Circular and at the upcoming extraordinary meetings of Shareholders. We take our relationship with our Shareholders very seriously and appreciate the interest shown by them in the proposed transaction.

 In this Circular and during these meetings, you will, among other things, be informed about the Offer and, in connection therewith, the Governance Resolutions to be adopted at the Offer EGM. You will also be informed about the Asset Sale and, in connection therewith, the Proxies to be granted to allow Johnson & Johnson or its designee to vote at the Post Offer EGM in favour of the Post Offer EGM Resolution.  This Circular also provides information regarding the background of the Offer as well as the Offer’s financial and strategic merits.

 The Crucell Management Board and the Crucell Supervisory Board fully and unanimously support the Offer. The Crucell Boards believe the Offer is in the best interest of Crucell and its stakeholders, including its Shareholders, partners, employees, patients and customers, and unanimously recommend that the Shareholders accept the Offer and tender their Shares pursuant to the Offer and, in connection therewith, adopt the Governance Resolutions and grant Proxies in respect of all of their Shares to the Offeror. The works council of Crucell Holland has rendered positive advice in respect of the intended support, recommendation and execution by the Crucell Management Board and the Crucell Supervisory Board of the Offer, the Governance Resolutions to be adopted at the Offer EGM, the Asset Sale and the Post Offer EGM Resolution to be adopted at the Post Offer EGM.

 As you will notice from the process described herein, the Crucell Management Board and the Crucell Supervisory Board have given this Offer careful and extensive consideration. In this Circular we have summarised how we came to our recommendation.

 Yours sincerely,

 Ronald Brus
President and Chief Executive Officer

 Jan P. Oosterveld
Chairman of the Crucell Supervisory Board

2.	INTRODUCTION

 This Circular is published by Crucell to inform the Shareholders about the Offer, in accordance with article 18 paragraph 2 and Annex G of the Dutch Public Offers Decree (Besluit Openbare biedingen Wft) (the Decree).

 On [●], 2010, the Offeror launched the Offer.

 Pursuant to article 18 paragraph 2 and Annex G of the Decree in connection with the Offer, no later than four business days before the Offer EGM (as defined below), Crucell must make a communication available to the Shareholders that contains, at a minimum, the following information:

•
A substantiated explanation of the Crucell Management Board’s position, at a minimum, stating the Crucell Management Board’s opinion of the Offer Price, the considerations and projections on which the amount of the Offer is based, including a numerical substantiation of the Crucell Management Board’s opinion of the Offer Price and those considerations and projections, and the implications for jobs, employment conditions and the locations of Crucell if the Offer is effected (see Sections 4 (Rationale of the Transaction), 5 (Background to the Offer), 6 (Financial Assessment of the Offer Price), 7 (Strategic Fit), 8 (Certain Arrangements), 14 (Works Council Advice and Organisational Consequences) and Schedule 1 (Opinion of Barclays Capital) to this Circular).

•
Information concerning the equity and results of Crucell, including the available information for the current financial year if more than one quarter of such financial year has already passed, that the Shareholders require in order to form a well-considered judgment about the Offer (see Section 6 (Financial Assessment of the Offer Price) and Section 10 (Financial and Other Information)).

•
A statement on the part of the members of the Crucell Boards regarding the transactions effected and agreements concluded in connection with securities of Crucell, during the year prior to the public announcement of the availability of the Offer Document, by such members and their spouses or registered partners, underage children or legal entities over which they have control, including the name of each person or entity involved, the number and category or class of securities involved and the price or exchange ratio that applied to such transactions or was stipulated in any agreements or arrangements concerning such transactions (see Section 12 (Interests of the Crucell Boards)).

•	The position of the employee representatives concerning the implications of the Offer on jobs (see Section 14 (Works Council Advice and Organisational Consequences)).

•
The name of any third parties that provided Crucell with written advice concerning the reasonableness of the Offer, such third parties’ capacity, any other tasks performed by such third parties and the substance of the advice (see Schedule 1 (Opinion of Barclays Capital) and Schedule 2 (Opinions of Lazard B.V.), Part 1 and 3, to this Circular, relating to the fairness, from a financial point of view, of the Offer Price).

In connection with the Offer, Crucell:

•
continues to be available for a constructive dialogue with its Shareholders and, to honour the request of certain Shareholders to provide their preliminary views on the Offer, has scheduled and convened an initial extraordinary general meeting of Shareholders to be held on December 10, 2010, at 14.00 pm Amsterdam time, at the Hilton Hotel, Apollolaan 138, 1077 BG, Amsterdam, the Netherlands (the First EGM) at which the Offer will be discussed;

•
pursuant to Dutch takeover regulations, Crucell will schedule and convene the statutory informational extraordinary general meeting of Shareholders to be held on [●], 2011, at [●] Amsterdam time at [●] Amsterdam, the Netherlands, at which the Offer will be discussed and the Governance Resolutions will be resolved upon (the Offer EGM); and

•
will, during the Acceptance Period, schedule and convene a third extraordinary general meeting of Shareholders to be held within 31 days after the Acceptance Closing Date (the Post Offer EGM), at which the Asset Sale will be discussed and the resolution to approve a resolution of the Crucell Management Board approved by the Crucell Supervisory Board to transfer the business of Crucell to the Offeror or an affiliate and to enter into the Business Purchase Agreement (the Post Offer EGM Resolution) will be proposed for adoption. See Section 15 (Asset Sale) for more information regarding the Asset Sale and the Business Purchase Agreement and Section 16.1 (Extraordinary General Meetings of Shareholders) for more information regarding the Post Offer EGM.

Further practical guidance in respect of attending the extraordinary general meetings of Shareholders, the voting in respect of Governance Resolutions and the granting of Proxies is included in Section 16 (Extraordinary General Meetings of Shareholders, Governance Resolutions and Proxies).

 In this Circular the Crucell Boards would like to address the background to the Offer and the Asset Sale as well as their merits.

3.	THE OFFER

 Pursuant to the Offer that was launched on [●], 2010:

•
holders of Ordinary Shares will be paid on the terms and subject to the conditions and restrictions contained in the Offer Document as consideration for each Ordinary Share validly tendered (or defectively tendered provided that such defect has been waived by the Offeror) and delivered (geleverd), and not validly withdrawn, pursuant to the Offer a cash amount of EUR 24.75 per Share, net to the Shareholder in cash, without interest and less any applicable withholding taxes;

•
holders of ADSs will be paid on the terms and subject to the conditions and restrictions contained in the Offer Document as consideration for each ADS validly tendered (or defectively tendered provided that such defect has been waived by the Offeror) pursuant to the Offer, the U.S. dollar equivalent of EUR 24.75, net to the Shareholder in cash, without interest and less any applicable withholding taxes, calculated by using the spot market exchange rate for the U.S. dollar against the Euro on the date on which funds are received by the U.S. Settlement Agent to pay for ADSs upon completion of the Offer;

•	under no circumstances will interest be paid on the cash consideration to be received;

•
the Offer Price includes any dividend or other distribution in respect of the Shares that may be declared and/or paid prior to the Settlement Date and, consequently, the Offer Price will be decreased by the amount of such dividend or other distribution (before deduction of any applicable withholding taxes);

•
any dividend or other distribution in respect of the Shares that may be declared and/or paid prior to the Settlement Date to a Shareholder who did not tender his, her or its Shares pursuant to the Offer before the Acceptance Closing Time will be deducted from the Offer Price payable to such Shareholder in respect of the Shares tendered after the Acceptance Closing Time;

•	Shareholders may be charged fees and commissions by their financial intermediary tendering their Shares pursuant to the Offer;

•
as set forth more fully in the Offer Document and subject to the exceptions set forth therein, a tender of Shares will be considered a grant of a Proxy that will allow the Offeror (or its designee) to vote such Shares at the Post Offer EGM in favour of the Post Offer EGM Resolution, unless a Shareholder has specifically indicated it does not wish to grant a Proxy ("opted out").

The Offer is conditioned upon fulfilment or waiver of certain Offer Conditions, including:

•
a minimum acceptance level of Shares tendered pursuant to the Offer of 95%, which minimum acceptance condition will be reduced to 80% in the event that (i) the Favourable IRS Ruling is obtained by Johnson & Johnson and (ii) Proxies are received in respect of at least 80% of the Shares that will allow the Offeror to vote at the Post Offer EGM in favour of the Post Offer EGM Resolution; and

•
obtainment of all approvals and clearances (including the expiration or termination of all waiting periods) under any anti-trust law applicable to the Offer, including approval from the European Commission.  See section 7.5 of the Offer Document for more information regarding the Offer Conditions.

The Offer is subject to the terms, conditions and restrictions set out in the Offer Document. The information in this Section 3 (The Offer) is incomplete and additional information is contained in the Offer Document. The Offer Document contains a summary of the Offer in section 5. The Offer Document furthermore on pages [1] through [16] sets forth answers to certain questions that Shareholders may have about the Offer, including in information with respect to the tendering of Shares, voting on the Governance Resolutions at the Offer EGM and granting Proxies to allow the Offeror or its designee to vote at the Post Offer EGM in favour of the Asset Sale.

4.	RATIONALE OF THE TRANSACTION

 In evaluating the Offer, the Crucell Boards consulted with Crucell’s management, outside legal advisors and financial advisors, and considered numerous factors in the course of reaching their determination to approve the Offer and the other Transactions contemplated thereby, to recommend that the Shareholders accept the Offer and tender their Shares pursuant to the Offer, adopt the Governance Resolutions and grant Proxies in respect of all of their Shares to the Offeror. Such factors include the following considerations with regard to Crucell’s business, financial prospects and strategic alternatives, each of which the Crucell Boards believed supported its determination:

•
Crucell’s Business and Financial Condition and Prospects.  The Crucell Boards’ familiarity with the business, operations, prospects, business strategy, properties, assets, cash position and financial condition of Crucell, and the certainty of realizing in cash a compelling value for Shares in the Offer, compared to the risk and uncertainty associated with the operation of Crucell’s business, including the following considerations:

•
Although Crucell has successfully reduced some of the risks inherent in its business and showed solid organic revenue growth during the period from 2006 to 2009, such growth was driven by the successful commercialisation of a single product, a paediatric vaccine, Quinvaxem, sold primarily to a single customer. Crucell’s revenues remain highly dependent on Quinvaxem and on certain key antigens obtained from third party suppliers in order to manufacture Quinvaxem.

•	While Crucell aims for further growth in sales, increasing competitive pressures may offset part of this growth, and Crucell does not expect that any of its pipeline products will be approved by the relevant authorities and commercialised before 2015. In the scenario of autonomous growth, few new value creation triggers are expected in the short term.

•
Risks of Remaining Independent.  The Crucell Boards’ assessment of the risks of remaining an independent company and pursuing Crucell’s strategic plan, including risks relating to the following considerations:

•
Crucell has always been, and will continue to be, required to collaborate with partners that will provide resources required by Crucell’s business, including significant financial, research and development and regulatory resources. As a result, a major portion of the potential future value of Crucell’s programs would be surrendered to such partners.

•
Crucell’s direct competitors are either part of or wholly owned by pharmaceutical conglomerates and benefit from such conglomerates’ diversified risk profile due to the conglomerates’ product mix, strong earning potential due to such product mix and financial resources.  These attributes and resources give such competitors enhanced ability to further their pipeline and commercialise their products.

•
Crucell may not, at its current scope, scale and profitability as a stand-alone entity, possess the financial strength and development and regulatory capabilities to bring pre-clinical and clinical pipeline programs to timely completion.

•
Review of Strategic Alternatives.  As part of their responsibilities, the Crucell Boards have continuously reviewed the various strategic options available to Crucell in order to accelerate growth, to enhance Shareholder value and to act in the best interests of Crucell and its stakeholders, including its Shareholders, partners, employees, patients and customers. The Crucell Boards considered the following strategic options:

•
A “stand-alone” scenario of accelerating growth through expansion and further commercialisation of Crucell’s existing pipeline, through the in-licensing or acquisition of late-stage or marketed products, through the acquisition of assets or other companies and through the entry into strategic alliances with pharmaceutical companies.  Crucell systematically explored a comprehensive database of possible acquisition targets and assets within the field of infectious diseases and closely related fields (including classic, recombinant, oncology and allergy vaccines and other therapeutics in the field of infectious diseases). Certain specific acquisition scenarios were further investigated, but these opportunities did not turn out to be viable routes in the short term because targets were not for sale, were acquired by third parties, were too ambitious from a financial point of view were not proven to be a business fit.

•
A scenario including a merger or other business combination with a major pharmaceutical company. The Crucell Boards were previously in discussions with relevant players in the pharmaceutical market, including Wyeth and others, to explore the possibilities of such a merger, business combination or major collaboration. In all cases, such discussions were not fruitful and/or the financial terms of any such possible transaction were considered disadvantageous to Shareholders and Crucell’s other stakeholders and discussions were aborted. In light of these discussions, the attractiveness of the Johnson & Johnson offer, Johnson & Johnson's request for exclusivity, the risk of disrupting the negotiations with Johnson & Johnson, the risk of disrupting Crucell's operations, the expectation that negotiations between Crucell and Johnson & Johnson would be announced before a merger agreement was signed and the expectation that any merger agreement would contain appropriate fiduciary out provisions, Crucell did not ask Barclays to solicit indications of interest from such relevant players. The Merger Agreement gives Crucell the ability to consider and respond, under certain circumstances specified in the Merger Agreement, to an unsolicited, bona fide written proposal for a business combination from a third party, i.e. a fiduciary out (see Section 8 (see Certain Arrangements)). Furthermore, the drag along right under the Shareholders Agreement continues to be in full force and effect (see Section 8 (Certain Arrangements)).

See Section 5 (Background to the Offer) for an explanation of a series of events ultimately resulting in Crucell entering into the Merger Agreement. See Section 13 (Recommendation of the Crucell Boards) for the Crucell Boards’ recommendation of the Offer to the Shareholders. The other considerations and decision-making process of the Crucell Boards in arriving at the recommendation are described in Sections 6 (Financial Assessment of the Offer Price), 7 (Strategic Fit), 8 (Certain Arrangements), 9 (Risks Associated with the Offer), 11 (Decision-Making Process), 14 (Works Council Advice and Organisational Consequences) and 15 (Asset Sale).

5.	BACKGROUND TO THE OFFER

Beginning in early March 2009, Johnson & Johnson and Crucell engaged in discussions regarding a transaction in which Johnson & Johnson and Crucell would enter into a strategic collaboration, and Johnson & Johnson would make an equity investment in Crucell. In order to facilitate those discussions and the exchange of information in respect of those discussions, Johnson & Johnson Pharmaceutical Services, LLC, a wholly owned subsidiary of Johnson & Johnson, and Crucell executed a confidentiality agreement on March 9, 2009. Johnson & Johnson then conducted due diligence with respect to those potential transactions. During these conversations, Crucell and Johnson & Johnson did not engage in discussions regarding an acquisition of all of Crucell by Johnson & Johnson.

 On September 28, 2009, Johnson & Johnson, through its wholly owned subsidiary JHC Nederland B.V. (JHC), entered into the Equity Purchase Agreement (see section 7.26.1 of the Offer Document). The closing of the transactions contemplated by the Equity Purchase Agreement occurred on September 28, 2009. The Equity Purchase Agreement was entered into in connection with the Collaboration Agreements. These agreements are a strategic collaboration between Johnson & Johnson and Crucell Holland, a wholly owned subsidiary of Crucell, focusing on the discovery, development and commercialisation of monoclonal antibodies and vaccines for the treatment and prevention of influenza and other infectious and non-infectious diseases. Pursuant to the Collaboration Agreements, Crucell Holland and Ortho-McNeil-Janssen Pharmaceuticals, Inc., an indirect wholly owned subsidiary of Johnson & Johnson, agreed to share responsibilities to develop a universal flu-mAb product targeting all influenza A strains, including H1N1 strains (which cause seasonal flu) and the H5N1 or avian strain (“bird flu”), and to also jointly work to discover and develop a universal flu vaccine for the prevention of influenza and two other vaccine products, and will jointly work on one other antibody and/or vaccine product in an infectious or non-infectious disease field still to be selected.

 Also concurrently with entering into the Equity Purchase Agreement and the Collaboration Agreements, Crucell and JHC entered into the Shareholder Agreement (see section 7.26.2 of the Offer Document) and the Registration Rights Agreement pursuant to which Crucell agreed to provide JHC with customary rights regarding the registration under the U.S. Securities Act of 1933, as amended, of the shares issued to it pursuant to the Equity Purchase Agreement. See section 7.26.3 of the Offer Document.

 Representatives of Johnson & Johnson and its affiliates and representatives of Crucell and its affiliates routinely engage with each other in furtherance of the Collaboration Agreements, and have done so continuously since September 2009.

 On March 25 and 26, 2010, the Crucell Supervisory Board and the Crucell Management Committee (which consists of the members of the Crucell Management Board, Mr. R. Beukema, General Counsel and Corporate Secretary of Crucell, and Mr. A. Lahr, Chief Strategy Officer and Executive Vice President Business Development of Crucell (the Crucell Management Committee)), met and discussed, among other things, Crucell’s strategic alternatives, including whether Crucell should pursue an acquisition of certain target companies.  The Crucell Supervisory Board and Crucell Management Committee identified certain potential strategic opportunities that were to be further explored. On April 8, the Crucell Supervisory Board and the Crucell Management Committee met again and determined to establish a mergers and acquisitions committee of the Crucell Supervisory Board (the M&A Committee) to assess possible strategic acquisition opportunities. The M&A Committee consisted of Mr. Jan P. Oosterveld, Chairman of the Crucell Supervisory Board, Mr. William M. Burns, a member of the Crucell Supervisory Board, and Mr. Arnold Hoevenaars, a member of the Crucell Supervisory Board. The M&A Committee met regularly with Mr. Ronald H. P. Brus,  President and Chief Executive Officer of Crucell, and Mr. René Beukema,  as part of its assessment and decision-making processes.

 On May 18, 2010, Mr. Brus met with Ms. Sheri S. McCoy, Worldwide Chairman, Pharmaceuticals Group of Johnson & Johnson, to discuss certain aspects of the existing collaboration between Johnson & Johnson and Crucell. At this meeting Mr. Brus and Ms. McCoy also discussed for the first time the merits of a potential transaction in which Johnson & Johnson would acquire the remaining equity interests of Crucell. Following this meeting, representatives from Crucell made a presentation to representatives from Johnson & Johnson on May 27, 2010, in respect of Crucell’s business. The Johnson & Johnson representatives attended such presentation in order to obtain more information with respect to Crucell, and asked questions regarding Crucell’s business prospects to determine whether Johnson & Johnson wanted to expend the effort to undertake a due diligence review in connection with a potential acquisition of Crucell.

 On June 3, 2010, Mr. Brus informed the Crucell Supervisory Board and the Crucell Management Committee of the May 18 and May 27 meetings. The Crucell Supervisory Board and the Crucell Management Committee concluded that if Johnson & Johnson at any time decided to pursue a transaction and decided to make a sufficiently compelling written proposal regarding a transaction for the remaining equity interests of Crucell, such proposal would need to be considered.

 On June 11, 2010, Crucell informed its outside counsel, Allen & Overy LLP, of its strategic review activities and the meetings with Johnson & Johnson.

 On June 29, 2010, representatives from Johnson & Johnson met with representatives from Crucell in order for Crucell to provide Johnson & Johnson with a more in-depth overview of its business. As with the May 27 presentation, the purpose of this meeting was for Johnson & Johnson to gain further information regarding Crucell’s business in order to determine whether Johnson & Johnson wanted to expend the effort to undertake a comprehensive due diligence review so that Johnson & Johnson could decide whether it wanted to pursue a transaction with Crucell.

 On July 1, 2010, Ms. McCoy and Mr. Brus had a telephone conversation to discuss Johnson & Johnson’s initial evaluation of Crucell’s business and potential next steps in the event that Johnson & Johnson determined that it wanted to proceed further with an evaluation of a potential transaction, including that Johnson & Johnson would need to conduct comprehensive due diligence before it could make any determination as to whether it wanted to pursue a transaction. Mr. Brus informed Ms. McCoy that, in order for Johnson & Johnson to be granted due diligence access, the Crucell Boards would need an indication of the price per Share that Johnson & Johnson would be willing to pay should it determine to proceed with a transaction. This conversation was followed by a July 7, 2010 telephonic conversation among Ms. McCoy, Mr. Brus, Mr. Tom Heyman, Global Head of Business Development, Pharmaceuticals Group of Johnson & Johnson, and Mr. Beukema, at which the merits of Crucell’s business were further discussed.

 In July 2010, Crucell discussed with Barclays Capital that Johnson & Johnson was in the process of deciding whether it wanted to proceed with a due diligence review of Crucell in order to determine whether it would be interested in proceeding with a potential transaction with Crucell.  In connection with this possibility, Crucell engaged Barclays Capital as its financial adviser, among other things, to render a fairness opinion if a transaction occurred. At the same time, in anticipation that a due diligence process could begin in the near future, Crucell engaged Cleary Gottlieb Steen & Hamilton LLP and Kellerhals as counsel to advise Crucell on United States and Swiss law matters, respectively.

 During the first three weeks of July 2010, a series of discussions occurred between representatives of Johnson & Johnson and representatives of Crucell regarding, among other things, the price per Share Crucell would require from Johnson & Johnson to be willing to grant Johnson & Johnson due diligence access. Johnson & Johnson initially indicated to Crucell that, based on the limited information it had received to date, it might have an interest in a potential transaction at a price per Share in a range of between EUR 23.00 and EUR 25.00. Crucell responded that, in order for Johnson & Johnson to continue evaluating the proposed transaction and to gain access to due diligence information, a firm price per Share, rather than a range, was required.

 As a result, on July 20, 2010 Johnson & Johnson indicated to Crucell that it had a preliminary interest in a potential transaction at EUR 24.00 per Share. Johnson & Johnson stated that its preliminary interest was based on the limited information that it had received up to that date, and that any determination by Johnson & Johnson as to whether it would pursue any transaction would require Johnson & Johnson to conduct a comprehensive due diligence review.

 On July 21, 2010, the M&A Committee met with Mr. Brus and Mr. Beukema to discuss Johnson & Johnson’s preliminary indication of interest. The M&A Committee agreed that the potential EUR 24.00 per Share price was inadequate and that in order for Johnson & Johnson to gain access to due diligence information Johnson & Johnson would need to increase the price proposed in its preliminary indication of interest.  The M&A Committee authorized Mr. Brus to request that Johnson & Johnson increase its proposed price per Share.

 On July 22, 2010, Ms. McCoy and Mr. Brus spoke by telephone regarding the Crucell Boards’ initial reaction to Johnson & Johnson’s preliminary indication of interest. Among other things, Mr. Brus indicated that, in the Crucell Boards’ view, the potential EUR 24.00 per Share price was inadequate and that in order for Johnson & Johnson to gain access to due diligence information to continue evaluating the proposed transaction, a higher price per Share was needed.

 On July 26, 2010, Johnson & Johnson revised its preliminary indication to EUR 25.00 per Share. In doing so, Johnson & Johnson reiterated that this indication was preliminary in nature and based on the limited amount of information that Johnson & Johnson had received up to that date. Johnson & Johnson also reiterated to Crucell that Johnson & Johnson was providing Crucell with this preliminary indication at the request of Crucell in order for Johnson & Johnson to be provided access to conduct a due diligence review and that, depending on the final outcome of Johnson & Johnson’s due diligence review, the preliminary indication of EUR 25.00 could be adjusted as a result of due diligence findings.

 On July 27, 2010, the M&A Committee met with Mr. Brus and Mr. Beukema and decided that Johnson & Johnson’s preliminary indication of a EUR 25.00 price per Share was sufficient enough to explore and to grant Johnson & Johnson due diligence access so that Johnson & Johnson could determine whether it was interested in pursuing an acquisition of Crucell. Accordingly, the M&A Committee recommended that the Crucell Supervisory Board approved that Johnson & Johnson was granted due diligence access for this purpose.

 On July 28, 2010, the Crucell Supervisory Board and the Crucell Management Committee met and accepted the M&A Committee’s recommendation. The Crucell Supervisory Board and the Crucell Management Committee directed the M&A Committee to meet on a regular basis to discuss the due diligence process and the possibility of a potential transaction.

 On this basis, Crucell told Johnson & Johnson that it would allow Johnson & Johnson to conduct a due diligence review. In that connection, Crucell and Johnson & Johnson had discussions to establish a framework for due diligence. Johnson & Johnson made clear to Crucell that Johnson & Johnson was in the preliminary stages of evaluating a potential transaction and had not yet formed a view as to whether it wanted to initiate discussions regarding a transaction. Accordingly, Johnson & Johnson informed Crucell that while it was conducting its preliminary evaluation, its activities would be limited to conducting due diligence and that Johnson & Johnson would not discuss the terms of any potential transaction. Johnson & Johnson stated that once its due diligence evaluation was sufficiently complete so that it could form a view regarding whether it intended to initiate discussions in respect of a transaction, it would notify Crucell.

 On August 3, 2010, Johnson & Johnson and Crucell entered into a confidentiality agreement, after which Crucell provided Johnson & Johnson with access to due diligence information. During August and into the first week of September, Johnson & Johnson undertook its due diligence review of Crucell and its business. During this time, Johnson & Johnson and Crucell limited their interactions to the conduct of due diligence, and the parties did not engage in any discussions or negotiations with respect to any transaction terms.

 On August 26, 2010, the M&A Committee met with Mr. Brus and Mr. Beukema to discuss Johnson & Johnson’s due diligence progress.  Although no formal negotiations had begun at this time, Mr. Brus and Mr. Beukema provided the M&A Committee with an update on the due diligence process and presented potential next steps should Johnson & Johnson decide to pursue a transaction after completing its due diligence. The presentation by Mr. Brus and Mr. Beukema was prepared in cooperation with Barclays Capital.

 On September 3, 2010, the Crucell Supervisory Board met, with Mr. Brus and Mr. Beukema attending, and, among other things, received an update from Mr. Brus and Mr. Beukema regarding Johnson & Johnson’s due diligence process.

 On September 7, 2010, Johnson & Johnson substantially completed its due diligence review with respect to a potential transaction with Crucell and, based upon this review, senior management of Johnson & Johnson determined at that time that Johnson & Johnson did want to initiate discussions with Crucell regarding such a transaction. In that connection, on that date, Ms. McCoy contacted Mr. Brus and informed Mr. Brus that Johnson & Johnson had substantially completed its due diligence review with respect to Crucell and that, based on the evaluation of the information obtained during that review, Johnson & Johnson had determined that it wanted to initiate discussions. In that conversation, Ms. McCoy stated that Johnson & Johnson was prepared to pursue an acquisition of Crucell at a price per Share of EUR 24.20, subject to Johnson & Johnson’s final completion of its due diligence (including site visits to certain of Crucell’s manufacturing and research and development locations).

 On September 7, 2010, Johnson & Johnson and Crucell initiated discussions and, in connection therewith, Johnson & Johnson distributed to Crucell a draft merger agreement in respect of the proposed transaction, which draft merger agreement was prepared by representatives from NautaDutilh N.V. and Cravath, Swaine & Moore LLP, each counsel to Johnson & Johnson (together, the Johnson & Johnson Legal Advisors).

 Following the delivery of the draft merger agreement, the Johnson & Johnson Legal Advisors, representatives from Allen & Overy LLP and Cleary Gottlieb Steen & Hamilton LLP (together, the Crucell Legal Advisors) and Barclays Capital held a series of telephone discussions during which such advisors exchanged their and their clients’ views on certain key issues with respect to the merger agreement, including pre-offer and offer conditions, exclusivity provisions, termination rights, termination fee and governance provisions.

 On September 13, 2010, Mr. Oosterveld, Chairman of the Crucell Supervisory Board, met with Mr. William Weldon, Chairman of the Board of Directors and Chief Executive Officer of Johnson & Johnson, Ms. McCoy and Mr. Paul Stoffels, Global Head of Research & Development, Pharmaceuticals Group of Johnson & Johnson, in New Brunswick, New Jersey, to discuss the terms of the transaction and next steps.

From September 13 to September 15, 2010, a series of meetings were held at the offices of Cravath, Swaine & Moore LLP in New York attended by representatives from Johnson & Johnson, the Johnson & Johnson Legal Advisors, Crucell, the Crucell Legal Advisors and Barclays Capital in respect of the potential transaction.

Terms and conditions of a potential transaction were discussed and various drafts of the merger agreement and ancillary documentation were exchanged. Johnson & Johnson requested that Crucell remove the drag-along right under the Shareholder Agreement (see Section 8 (Certain Arrangements)), but Crucell refused to do so. Johnson & Johnson made clear that it would only be interested in a transaction that would result in Johnson & Johnson owning, directly or indirectly, 100% of the outstanding share capital in Crucell and/or Crucell’s business.  Johnson & Johnson and Crucell agreed that, if the transaction were to move forward, two independent members of Crucell’s current Supervisory Board would continue to serve on the Crucell Supervisory Board until such time as the Post Closing Restructuring following the Offer has been finalised and, as a result of such Post Closing Restructuring, no minority Shareholder holds an equity interest in Crucell. Prior to the beginning of these meetings, Mr. Brus contacted Ms. McCoy and indicated that the Crucell Boards were not satisfied with a price of EUR 24.20, based on the terms of the potential transaction discussed thus far.

 On September 14, 2010, Mr. Heyman telephoned Mr. Beukema. In this discussion, Mr. Heyman noted that while significant progress had been made in the negotiation of the terms of the merger agreement, the parties had not been able to resolve certain terms of the merger agreement, in particular the criteria for a competing proposal to qualify as a “Superior Offer” and the size of the termination fee that would be payable in the event that Crucell terminated the merger agreement to take a competing bid. Mr. Heyman stated that if Crucell would agree to resolve these points on the basis of Johnson & Johnson’s most recent proposal on these points, and subject to satisfactory site visits at certain of Crucell’s manufacturing and R&D facilities, Johnson & Johnson would be willing to increase the price per Share to EUR 24.75. Mr. Beukema responded that he would need to confer with Mr. Brus and the Crucell Boards.

On September 15, 2010, the Crucell Supervisory Board and the Crucell Management Committee met to discuss, among other things, the potential transaction. At this meeting, Barclays Capital gave a presentation in which it evaluated the price per Share of EUR 24.75 and concluded that it could provide a fairness opinion at such price. The Crucell Legal Advisors advised at this meeting as to the status of the ongoing discussions regarding the terms and conditions of the potential transaction, including the status of deal protection provisions. The Crucell Supervisory Board and the Crucell Management Committee determined that, subject to resolving the deal protection provisions with Johnson & Johnson, a price per Share of EUR 24.75 would be acceptable.

 On September 16, 2010, Ms. McCoy and Mr. Brus spoke by telephone, during which conversation Mr. Brus confirmed that the proposed increase in the per Share offer price to EUR 24.75 in exchange for Crucell’s agreement on the deal protection terms as requested by Johnson & Johnson was acceptable.

 On September 17, 2010, Crucell and Johnson & Johnson issued a press release publicly announcing that they were engaged in discussions regarding a potential transaction pursuant to which Johnson & Johnson would acquire all outstanding equity of Crucell that it did not already own for approximately EUR 1.75 billion, which represents a purchase price of EUR 24.75 per Share.

 From September 20 through September 25, 2010, representatives from Johnson & Johnson conducted on-site due diligence visits at certain of Crucell’s manufacturing and R&D locations.

 From the end of September and continuing through October 5, 2010, representatives from Crucell, Johnson & Johnson, the Johnson & Johnson Legal Advisors, the Crucell Legal Advisors and Barclays Capital held numerous phone calls and meetings and exchanged drafts of the Merger Agreement and ancillary documentation in order to finalise the terms of a transaction.  The parties discussed, among other things, the minimum acceptance condition, the various transaction structures available to provide Johnson & Johnson with 100% of the outstanding share capital in Crucell and/or Crucell’s business and certain corporate governance matters.

 On September 23, 2010, the M&A Committee met with Mr. Brus, Mr. Beukema, Allen & Overy LLP and Barclays Capital to discuss, among other things, the progress of Johnson & Johnson’s confirmatory due diligence. The M&A Committee also discussed the preliminary reactions from Shareholders, including from the Van Herk Groep and APG and Delta Lloyd.

 On September 26, 2010, the Crucell Supervisory Board and the Crucell Management Committee met with Barclays Capital and the Crucell Legal Advisors. At this meeting, Allen & Overy LLP advised the Crucell Supervisory Board as to the different transaction structures available and the risks to Crucell of any such structure. The Crucell Supervisory Board and the Crucell Management Committee also discussed a letter received from the Dutch retail shareholders’ association (the VEB). At this meeting, the Crucell Supervisory Board decided to engage Lazard B.V. as its own financial advisor.

 Crucell and Johnson & Johnson finalized the conditions and terms of the Offer, including the Post Closing Restructuring on October 5, 2010.  On October 5, 2010, the Crucell Supervisory Board and the Crucell Management Committee met with Barclays Capital and Allen & Overy LLP and resolved, among other things, to enter into the Merger Agreement.  During this meeting, Barclays Capital delivered an oral opinion with respect to the EUR 24.75 Offer Price per Share and the Business Purchase Agreement to the Crucell Boards, which opinion was confirmed by delivery of a written opinion immediately subsequent to that meeting. Also on October 5, 2010, Lazard B.V. rendered to the Crucell Supervisory Board an oral opinion, confirmed by delivery of a written opinion dated October 5, 2010, as to the fairness, from a financial point of view and as of the date of the opinion, of the EUR 24.75 Offer Price per Share.

 On October 6, 2010, Crucell and Cilag Holding, an indirect wholly owned subsidiary of Johnson & Johnson, executed and delivered the Merger Agreement and issued a press release announcing the proposed acquisition of Crucell by Johnson & Johnson. See section 13 (Press Releases) of the Offer Document.

6.	FINANCIAL ASSESSMENT OF THE OFFER PRICE

•
Premium to Market Price.  The Crucell Boards reviewed the historical market prices, volatility and trading information with respect to the Shares.  Specifically, the Crucell Boards noted that the Offer Price per Share represents a substantial premium to historical trading prices based on the following:

•
The Offer Price per Share represents a premium of 58% over the EUR 15.70 closing price of the Ordinary Shares as of September 16, 2010, the day before Johnson & Johnson and Crucell announced they were in negotiations for the Offer.

•
The 58% premium exceeds the 41% average one-day premium for the 21 Dutch public offers that had an equity value greater than EUR 100 million and that were announced and concluded in the period between September 1, 2006 and September 1, 2010.

•
The Offer Price per Share represents a 68% premium over the average closing price of EUR 14.77 of the Ordinary Shares over the twelve-month period ending on September 16, 2010, the day before Johnson & Johnson and Crucell announced they were in negotiations for the Offer.

•
The Offer Price per Share represents a premium of 63% over the 30 day trading average of the Ordinary Shares of EUR 15.20 as of September 16, 2010, the day before Johnson & Johnson and Crucell announced they were in negotiations for the Offer.

•
The Offer Price per Share represents a 43% premium over the average target prices of 11 publicly available sell side equity research analysts set between August 17, 2010, the day following announcement of Crucell’s results for the second quarter of the financial year 2010, and September 16, 2010.

•
Fairness of Offer Price. Based on the Crucell Boards’ historical familiarity with, inter alia, the business, risks, operations, prospects, cash position and financial condition of Crucell, the Crucell Boards concluded the Offer Price was fair from a financial point of view to the Shareholders.

•
Barclays Capital Opinion.  The opinion of Barclays Capital, dated October 5, 2010 and based upon and subject to the various assumptions and qualifications set forth in such opinion, to the Crucell Boards as to the fairness, from a financial point of view and as of the date of such opinion, of the Offer Price offered to Shareholders and the Purchase Price (as defined therein) payable to Crucell under the Business Purchase Agreement, as more fully described in Schedule 1 (Opinion of Barclays Capital).

•
Lazard B.V. Opinion.  The opinion of Lazard B.V., dated October 5, 2010 and based upon and subject to the assumptions, factors and qualifications set forth in such opinion, to the Crucell Supervisory Board as to the fairness, from a financial point of view and as of the date of such opinion, of the 24.75 Offer Price per Share to be paid in the Offer to Shareholders (other than Johnson & Johnson and its affliates), as more fully described in Schedule 2 (Opinions of Lazard B.V.), Parts 1 and 3.

•
Likelihood of Completion.  The belief of the Crucell Boards that the Offer and the Transactions contemplated thereby likely will be completed, based on, among other things, the absence of a financing condition or any financial contingency, Johnson & Johnson’s representations that it, or one of its affiliates, will provide the Offeror with sufficient funds from cash resources readily available within the Johnson & Johnson Group to purchase all Shares validly tendered pursuant to the Offer and to fund any Post Closing Restructuring, and Johnson & Johnson’s extensive prior experience in completing acquisitions of other companies.

•	Cash Consideration. The form of consideration to be paid to holders of Shares in the Offer is cash, which will provide certainty of value and liquidity to Shareholders.

See Section 13 (Recommendation of the Crucell Boards) for the Crucell Boards’ recommendation of the Offer to the Shareholders. The other considerations and decision-making process of the Crucell Boards in arriving at the recommendation are described in Sections 4 (Rationale of the Transaction), 5 (Background to the Offer), 6 (Financial Assessment of the Offer Price), 7 (Strategic Fit), 8 (Certain Arrangements), 9 (Risks Associated with the Offer), 11 (Decision-Making Process), 14 (Works Council Advice and Organisational Consequences) and 15 (Asset Sale).

The Ordinary Shares are publicly traded on Euronext Amsterdam under the symbol “CRXL” and on SIX Swiss Exchange Zurich under the symbol “CRX”. The ADSs are traded on NASDAQ under the symbol “CRXL”. The following tables set forth, for the periods indicated, the high and low sales prices per Share on each such exchange for the periods indicated. Share prices are as reported on based on published financial sources.

 “CRXL” (Euronext Amsterdam):
	High	Low
Fiscal Year Ended 31 December 2008
Third Quarter 2008	€12.48	€8.67
Fourth Quarter 2008	€12.25	€7.40
Fiscal Year Ended December 31, 2009
First Quarter 2009	€17.61	€10.79
Second Quarter 2009	€17.25	€14.04
Third Quarter 2009	€17.60	€14.73
Fourth Quarter 2009	€15.71	€12.53
Fiscal Year Ended December 31, 2010
First Quarter 2010	€15.70	€13.60
Second Quarter 2010	€15.98	€14.03
Third Quarter 2010	€24.95	€14.35

 “CRX” (SIX Swiss Exchange Zurich):
	High	Low
Fiscal Year Ended December 31, 2008
Third Quarter 2008	CHF19.75	CHF14.25
Fourth Quarter 2008	CHF17.60	CHF11.10
Fiscal Year Ended December 31, 2009
First Quarter 2009	CHF26.10	CHF17.45
Second Quarter 2009	CHF26.15	CHF19.00
Third Quarter 2009	CHF26.85	CHF22.00
Fourth Quarter 2009	CHF23.00	CHF19.10
Fiscal Year Ended December 31, 2010
First Quarter 2010	CHF22.50	CHF19.00
Second Quarter 2010	CHF22.50	CHF19.00
Third Quarter 2010	CHF32.70	CHF19.10

 “CRXL” (NASDAQ ADSs):
	High	Low
Fiscal Year Ended December 31, 2008
Third Quarter 2008	$18.18	$13.00
Fourth Quarter 2008	$16.58	$9.42
Fiscal Year Ended December 31, 2009
First Quarter 2009	$24.08	$15.45
Second Quarter 2009	$24.40	$18.40
Third Quarter 2009	$25.53	$21.24
Fourth Quarter 2009	$22.62	$19.48
Fiscal Year Ended December 31, 2010
First Quarter 2010	$21.48	$18.58
Second Quarter 2010	$21.07	$16.96
Third Quarter 2010	$33.56	$18.035

 The following charts set forth, for the period indicated, the historical sales prices per Share on each of Euronext Amsterdam, SIX Swiss Exchange Zurich and NASDAQ. Share prices are as reported on based on published financial sources.

"CRXL" (Euronext Amsterdam)

"CRXL" (NASDAQ ADSs)

"CRX" (SIX Swiss Exchange)

7.	STRATEGIC FIT

 As part of their evaluation of the Offer, the Crucell Boards took into account, among other things, the following considerations:

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Continuity of Management, Employment and Facilities.  After consummation of the potential transaction, Johnson & Johnson expects to retain Crucell’s senior management and, generally, to maintain current employment levels. Johnson & Johnson intends to keep Crucell as the center for vaccines within the Johnson & Johnson pharmaceutical group, and to maintain Crucell’s headquarters in Leiden and to maintain Crucell’s other existing facilities.  The Offer in itself will have no impact on the existing labour terms of Crucell’s existing management and employees, including the employees of Crucell Holland. After the Transactions are completed, Crucell and Johnson & Johnson will discuss how to address the fact Crucell equity will no longer be available. Johnson & Johnson has indicated that it believes it is important to retain key people for the organisation as a key indicator for future success. An appropriate retention scheme may be established by Johnson & Johnson in the future for specific employees in light of well-defined business needs. Furthermore, a number of Crucell employees will have the opportunity to expand their current employment options and opportunities once Crucell becomes a part of the global Johnson & Johnson family of companies.  For the very limited number of jobs within the Crucell Group that will be affected by the Offeror’s delisting of all Shares from the applicable stock exchanges on which they are currently listed as soon as possible after the purchase of all Shares by the Offeror, efforts to find replacement jobs will be made, where possible and appropriate, either within or outside the organisation (including jobs within the Johnson & Johnson Group). The number of people involved is very limited and employees who nevertheless have to be made redundant will be treated in accordance with applicable local regulations and customs.

•	Continuity of Culture. Crucell and Johnson & Johnson expect that Crucell, as Johnson & Johnson’s vaccine center, would retain its entrepreneurial culture that has fostered its innovation and growth.

•
Benefits to Crucell Partners.  Johnson & Johnson recognises the importance of Crucell’s existing relationships with its partners and believes that they will benefit from Crucell’s becoming part of the Johnson & Johnson family of companies with access to Johnson & Johnson’s global platform and resources.

•
Benefits to Communities.  Johnson & Johnson is known to invest in the communities in which Johnson & Johnson employees live and work, and intends to continue its longstanding policy of good corporate citizenship.

•
Benefits to Products and Pipeline.  Crucell and Johnson & Johnson expect that Crucell’s strength in the discovery, manufacture and commercialisation of vaccines would create a strong platform for Johnson & Johnson in the vaccine market.  Johnson & Johnson intends to continue to invest in the continued development of Crucell’s products and pipeline and support Crucell’s mission to increase the number of people around the globe protected from infectious diseases.  Johnson & Johnson’s global platform and significant resources will enhance Crucell’s operational excellence in manufacturing and supply chain management which will accelerate and expand the scope of Crucell’s product and pipeline development. This will benefit Crucell’s existing customers and patients and allow Crucell to broaden its presence in the global marketplace and reach new customers and patients that have a pressing need for Crucell’s vaccines and other products.

•
Johnson & Johnson Expertise.  This potential transaction would enable Crucell to benefit from Johnson & Johnson’s considerable expertise and experience in the development and commercialisation of pharmaceutical products.

See Section 13 (Recommendation of the Crucell Boards) for the Crucell Boards’ recommendation of the Offer to the Shareholders. The other considerations and decision-making processes of the Crucell Boards in arriving at the recommendation are described in Sections 4 (Rationale of the Transaction), 5 (Background to the Offer), 6 (Financial Assessment of the Offer Price), 8 (Certain Arrangements), 9 (Risks Associated with the Offer), 11 (Decision-Making Process), 14 (Works Council Advice and Organisational Consequences) and 15 (Asset Sale).

8.	CERTAIN ARRANGEMENTS

 During discussions leading up to the execution of the Merger Agreement, Crucell negotiated certain terms,  conditions and other aspects of the Offer in order to be able to safeguard the interests of all of its Shareholders, including the interests of Shareholders not tendering their Shares under the Offer. Such terms, conditions and other aspects of the Offer include the following:

•
Exclusivity and the possibility to explore Potential Superior Offers.  The terms of the Merger Agreement give Crucell the ability to consider and respond, under certain circumstances specified in the Merger Agreement, to an unsolicited, bona fide written proposal for a business combination from a third party and, subject to the terms and conditions, of the Merger Agreement, to explore Potential Superior Offers.

•
Superior Offers and the Crucell Boards’ Ability to Withdraw or Change its Recommendation (i.e. a fiduciary out).  The Crucell Boards’ ability under the Merger Agreement to withdraw or modify its recommendation in favour of the Offer under certain circumstances, including its ability to terminate the Merger Agreement in connection with a Superior Offer, subject to payment of a termination fee of EUR 20,232,000.  See section 7.25.8 of the Offer Document.

For a more detailed description of the exclusivity and Superior Offer provisions, see section 7.25.9 of the Offer Document.

•
Reasonableness of Termination Fee.  The Crucell Boards’ determination that the termination fee payable by Crucell to the Offeror in the event of certain termination events under the Merger Agreement is within the customary range of termination fees for transactions of this type.

•
Negotiations with Johnson & Johnson.  The course of negotiations between Crucell and Johnson & Johnson and improvements to the terms of the Merger Agreement in connection with those negotiations, and the Crucell Boards’ belief based on these negotiations that this was the highest price per Share that Johnson & Johnson was willing to pay and that these were the most favourable terms to Crucell to which Johnson & Johnson was willing to agree.

•
Certainty of Post Closing Restructuring Alternatives.  The Minority Cash Exit provided for in the Business Purchase Agreement guarantees payment to the then-existing minority Shareholders of a cash amount per Share equal to the Offer Price, without interest and subject to any applicable dividend withholding or other tax.

•
Extension of Offer.  The fact that the Offeror is required to extend the Acceptance Period beyond the expiry of the initial Acceptance Period if certain Offer Conditions are not satisfied or waived prior to the Long-Stop Date.

•
Ability of Shareholders to Sell Shares in and after the Subsequent Offering Period.  Under the Merger Agreement, the Johnson & Johnson has committed to permit a Subsequent Offering Period if the Offer is declared unconditional.  In addition, Johnson & Johnson has agreed with Crucell to use its commercially reasonable efforts to, subject to required regulatory clearance if applicable, acquire Shares at a price up to the Offer Price through market purchases at Euronext Amsterdam after the Subsequent Offering Period.

•
Standstill and Drag-Along.  Johnson & Johnson is subject to a standstill obligation under the Shareholder Agreement (see section 7.26.2 of the Offer Document). This standstill obligation has been waived by Crucell in relation to Shares acquired pursuant to the Offer, but otherwise remains in full force and effect. In addition, the drag-along right under the Shareholder Agreement remains in full force and effect and, accordingly, if Crucell receives a bona fide public offer from a third party and (i) the Crucell Boards have endorsed, approved, recommended or otherwise supported such public offer, (ii) the holders of at least 70% of the issued and outstanding Shares (including those held by Johnson & Johnson and/or its affiliates) have tendered their Shares to the third party in connection with such public offer and (iii) JHC and/or any of its affiliates do not have a bona fide matching (x) counter public offer to the Shareholders or (y) other proposal involving the acquisition by a third party of more than 30% of the Shares or assets pending, JHC and its affiliates shall agree to tender and sell all their shares in such public offer.

•
Protection of Minority Shareholder Interests.  Following completion of the Offer, the Crucell Supervisory Board will consist of nine individuals designated by Johnson & Johnson and two individuals, who currently serve on the Crucell Supervisory Board and meet the criteria for independence set out in best practices III.2.2 of the Dutch corporate governance code, who will act as independent members of the Crucell Supervisory Board (the Continuing Crucell Directors) until such time as the Post Closing Restructuring following the Offer has been finalised and, as a result of such Post Closing Restructuring, no minority Shareholder holds an equity interest in Crucell. In their position as members of the Crucell Supervisory Board during such period, the Continuing Crucell Directors will monitor and protect the interests of all the Company’s stakeholders, including in particular monitoring the interests of any minority Shareholders. If after the Unconditional Date (i) the Post Closing Restructuring then proposed to be taken differs materially from a compulsory acquisition procedure (uitkoopprocedure) in accordance with article 2:92a or 2:201a of the DCC or the takeover buy-out procedures in accordance with article 2:359c of the DCC or from the Business Purchase Agreement or (ii) in any other circumstance, Crucell proposes to enter into a transaction or take any action (x) that would reasonably be expected to have a material and adverse effect on any minority Shareholders or (y) with respect to which all other members of the Crucell Supervisory Board would have a conflict of interest under applicable law, then the affirmative vote of each Continuing Crucell Director will be required prior to implementing any such Post Closing Restructuring or the entry into any such transaction or the taking of any such action.

9.	RISKS ASSOCIATED WITH THE OFFER

 The Crucell Boards considered a variety of risks and other potentially negative factors of the Offer and the Post Closing Restructuring, including the following:

•
No Shareholder Participation in Future Growth or Earnings. Shareholders will receive cash for their Shares in the Offer and other Transactions and, as a result, Shareholders will not participate in any future earnings or growth of Crucell and will not benefit from any potential future appreciation in the value of the Shares, including any value that could be achieved if Crucell engages in future strategic or other transactions or as a result of improvements to Crucell’s operations.

•
Taxable Consideration.  Any gains that a Shareholder realises as a result of the Transactions may be taxable to such Shareholder under the laws of the United States, the Netherlands or Switzerland, or any other jurisdiction, as applicable.

•
Effect of Public Announcement.  The effect of the public announcement of the Offer on Crucell’s operations, Share price and employees and its ability to attract and retain key management, scientific, research and sales personnel.

•	Effect of Failure to Consummate the Offer. If the Offer is not consummated:

•	the market value of the Shares could be adversely affected;

•	Crucell will have incurred significant transaction and opportunity costs attempting to consummate the Offer;

•	Crucell’s business may be subject to significant disruption;

•	the market’s perceptions of Crucell’s prospects could be adversely affected; and

•	the members of the Crucell Boards and Crucell’s employees will have expended considerable time and effort to consummate the Offer.

•
Interim Restrictions on Business. The Merger Agreement restricts the conduct of Crucell’s business prior to the earlier of the Settlement Date or the date on which the Merger Agreement is terminated, and such restrictions (i) require Crucell and its Affiliates to conduct its or their business and operations in the ordinary course of business consistent with past practice and to use commercially reasonable efforts to preserve their business organisations and (ii) prevent Crucell and its Affiliates from taking certain specified actions, unless otherwise consented to in writing by the Offeror or required by applicable law.

•
Termination Fee.  The requirement that Crucell pay a termination fee of €20,232,000 if the Merger Agreement is terminated in connection with a third party making a competing offer for Crucell prior to the consummation of the Offer.

•
Post Closing Restructuring:  A delay in the implementation of the Post Closing Restructuring including the Asset Sale and the subsequent Liquidation may significantly disrupt Crucell’s business, adversely affect Crucell’s prospects and require the Crucell Boards and Crucell’s employees to expend further time and effort to consummate the Post Closing Restructuring.

•	Litigation: Litigation by interested parties may seriously disrupt Crucell's business and delay or enjoin consummation of the Offer and the Post Closing Restructuring.

In addition, on October 28, 2010, Crucell announced that it had put a temporary hold on all shipments of Quinvaxem® and Hepavax-Gene®. Crucell also suspended production at the Shingal facility in Korea as the sterile operation had been compromised during recent operations. Current analysis indicates that a microbiological contamination has occurred at such facility and investigation into the root cause is ongoing. The Shingal facility was already scheduled to be vacated next year. The operations in Crucell's new Incheon facility are not affected. There are no concerns in terms of product safety in relation to the use of any of the vaccines that have already been distributed. All products currently in the market were manufactured in compliance with GMP regulations and have passed all release tests, including, without exception, all sterility analyses.

 The investigation into the root cause of the contamination is progressing well and actions are being taken to resume manufacturing at the Shingal facility in the coming weeks. Crucell has taken a €22.8 million inventory provision on all Quinvaxem® stock. Crucell's responsibility to the children in developing countries is paramount and Crucell has committed all required resources to resolve this issue expeditiously. Crucell is working with all stakeholders to understand the circumstances surrounding these events and to assess the situation.

 Due to the investigation and current production stop of Quinvaxem® and Hepavax-Gene® Crucell anticipates that in the period up to and including January 2011 new shipments of Quinvaxem® and Hepavax-Gene® shall be limited. As of February 2011 full availability is expected. Crucell is working with its customers and stakeholders to ensure uninterrupted execution in-country immunisation programs.

 This manufacturing issue is not uncommon to the biologics industry and generally resolved without lengthy operational disruptions. Pending the investigation outcome, Crucell has suspended the manufacturing operations in the Shingal site.

 On October 28, 2010, Crucell notified Johnson & Johnson of the fact that the sterile operation of Crucell’s Shingal facility in Korea may have been compromised and of the temporary hold on shipments.  Johnson & Johnson is working with Crucell to understand the circumstances surrounding these events and to assess the situation.

 The foregoing discussion of the risks and other potentially negative factors of the Offer and the Post Offer Restructuring that the Crucell Boards considered is not intended to be exhaustive, but addresses the material information and factors considered by the Crucell Boards in its consideration of the Offer.  The Crucell Boards did not find it practicable to, and did not quantify or otherwise assign relative weights to, the specific risks and other potentially negative factors considered.

 See Section 13 (Recommendation of the Crucell Boards) for the Crucell Boards’ recommendation of the Offer to the Shareholders. The other considerations and decision-making process of the Crucell Boards in arriving at the recommendation are described in Sections 4 (Rationale of the Transaction), 5 (Background to the Offer), 6 (Financial Assessment of the Offer Price), 7 (Strategic Fit), 8 (Certain Arrangements), 11 (Decision-Making Process), 14 (Works Council Advice and Organisational Consequences) and 15 (Asset Sale).

10.	FINANCIAL AND OTHER INFORMATION

10.1	Financial statements

 Reference is made to section 16 (Financial Statements) of the Offer Document which includes the financial information as required by Annex G of the Dutch Public Offers Decree (Besluit openbare biedingen Wft), including Crucell’s third quarter statements for the financial year 2010. The Crucell Annual Report and 20-F for the fiscal year 2009 is incorporated by reference herein.

10.2	Prospective Financial Information

 In connection with the proposed Transactions, Crucell provided Johnson & Johnson with certain prospective financial information concerning Crucell, including revenue forecasts and forecasts regarding profitability. This prospective financial information also was provided to Barclays Capital and Lazard B.V.

 The summary of such information is included herein solely to give Shareholders access to the information that was made available to Johnson & Johnson and is not included in this Circular in order to influence any Shareholder to make any investment decision with respect to the Offer, including whether to tender Shares pursuant to the Offer or to grant a Proxy.

 The prospective financial information was prepared by Crucell solely for internal use and was not prepared with a view toward public disclosure, or with a view toward compliance with published guidelines of the SEC or generally accepted accounting principles based on IFRS. Neither Crucell’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information included below, or expressed any opinion or any other form of assurance on such information or its achievability.

 The prospective financial information reflects numerous estimates and assumptions made by Crucell with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, matters specific to Crucell’s business, and the various risks set forth in Crucell’s reports filed with the SEC and AFM, all of which are difficult to predict and many of which are beyond Crucell's control. The prospective financial information necessarily involves the exercise of judgment and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. There can be no assurance that the prospective results will be realized or that actual results will not be materially different than forecast. The prospective financial information covers multiple years and such information by its nature becomes more uncertain over time. In addition, the prospective information will be affected by Crucell’s ability to achieve strategic goals, objectives and targets over time. Such prospective information cannot, therefore, be considered a guaranty of future operating results, and this information should not be relied on as such.

 The inclusion of this information should not be regarded as an indication that Crucell, Johnson & Johnson, or any of their respective financial advisors or anyone who received this information then considered, or now considers, it to be necessarily predictive of actual future events, and this information should not be relied upon as such. None of Crucell, Johnson & Johnson or any of their financial advisors or any of their respective affiliates assumes any responsibility to Shareholders for the validity, reasonableness, accuracy or completeness of the prospective information described below. None of Crucell, Johnson & Johnson or any of their financial advisors or any of their respective affiliates intends to, and each of them disclaims any obligation to, update, revise or correct such prospective information if they are or become inaccurate (even in the short term).

 The prospective financial information does not take into account any circumstances or events occurring after the date it was prepared, including the transactions contemplated by the Merger Agreement. There can be no assurance that the announcement of the Offer or the transactions contemplated by the Merger Agreement will not cause customers of Crucell to delay or cancel purchases of Crucell’s products pending the consummation of such transactions or the clarification of any intentions with respect to the conduct of Crucell’s business thereafter. Any such delay or cancellation of customer sales could adversely affect the ability of Crucell to achieve the results reflected in such prospective financial information. Further, the prospective financial information does not take into account the effect of any failure of the Offer and should not be viewed as accurate or continuing in that context.

 The inclusion of the prospective financial information herein should not be deemed an admission or representation by Crucell or Johnson & Johnson that such information is viewed by Crucell or Johnson & Johnson as material information of Crucell. The prospective information should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding Crucell contained in Crucell’s public filings with the SEC and the AFM. In light of the foregoing factors and the uncertainties inherent in Crucell’s prospective information, Shareholders are cautioned not to place undue, if any, reliance on the prospective information included in this Circular.

 The forecasts included the following estimates of the Company’s future revenues, which are aggregate figures (in millions):

Total Revenues - Fiscal Year Ended December 31 (in Euros)
	2011	2012	2013	2014	2015
Revenue	441	553	597	589	647

 The forecasts included the following estimates of the Company's future gross margin, which are aggregate figures (in millions):

	2011	2012	2013	2014	2015
Gross Margin	171	237	269	263	334

 The forecasts included the following estimates of the Company’s future earnings before interest and taxation (EBIT), which are aggregate figures (in millions):

EBIT - Fiscal Year Ended December 31 (in Euros)
	2011	2012	2013	2014	2015
EBIT	9	21	36	40	91

The prospective information includes forward looking statements. Reference is made to the cautionary statement regarding forward looking statements included in the Important Information section on page 3 of this Circular.

11.	DECISION-MAKING PROCESS

 Each step in the decision-making process relating to the Offer, including the decision on the recommendation set out in Section 13 (Recommendation of the Crucell Boards), has been carefully taken by the Crucell Boards.

 Under Dutch law, the Crucell Management Board and the Crucell Supervisory Board must take into account in their decision-making process the interests of all Crucell stakeholders, including its Shareholders, partners, employees, patients and customers. In its ruling of July 13, 2007 on the ABN AMRO case the Supreme Court of the Netherlands reconfirmed that this doctrine prevails under Dutch law:

 “If the managing board abandons a stand-alone scenario and decides to pursue a merger, it shall, in the course of discharging its duties arising from the law and the articles of association, act in the interest of the company and its enterprise and the management board shall take the interests of all stakeholders (among which the shareholders) into account in its decision-making process.”

 Each material decision and resolution by each of the Crucell Management Board and the Crucell Supervisory Board was taken with the advice of Allen & Overy LLP, Cleary Gottlieb Steen & Hamilton LLP and Kellerhals, as legal advisors on, respectively, Dutch law, U.S. law and Swiss law matters, and Barclays Capital as financial advisor. The Crucell Supervisory Board has carefully monitored and supervised the decision-making process by the Crucell Management Board from the beginning and provided the Crucell Management Board with advice in relation thereto. The Crucell Supervisory Board engaged Lazard B.V. as its own financial advisor.

 The Crucell Boards, having given due and careful consideration, with the benefit of legal and financial advice, to the strategic and financial aspects and consequences of the proposed transaction (as described in Sections 5 (Background to the Offer), 6 (Financial Assessment of the Offer Price), 7 (Strategic Fit), 8 (Certain Arrangements), 9 (Risks Associated with the Offer), 11 (Decision-Making Process) and 14 (Works Council Advice and Organisational Consequences) and having considered other possible alternatives available to Crucell (as described in Section 4 (Rationale of the Transaction)), have come to the recommendation of the Crucell Boards set out in Section 13 (Recommendation of the Crucell Boards).

12.	INTERESTS OF THE CRUCELL BOARDS

12.1	Alignment of interests

 Outlined below are relationships, agreements or arrangements that certain members of the Crucell Management Board and the Crucell Supervisory Board have that provide them with interests in the proposed transaction with the Offeror that may be in addition to or different from the interests of Crucell generally in the Offer. The members of the Crucell Boards were aware of these relationships, agreements and arrangements during their respective deliberations on the merits of the Offer and addressed such interests as appropriate under applicable Dutch law relating to conflicts of interests.

 The Chairman of the Crucell Supervisory Board took due notice of the financial interest of the members of the Crucell Management Board and the Crucell Supervisory Board in Crucell and the fact that the members of the Crucell Management Board would at Settlement stay on as members of the Crucell Management Board. It was concluded that the interests of Crucell, the Shareholders and the members of the Crucell Management Board and the Crucell Supervisory Board were aligned. Therefore, the members of the Crucell Boards participated in the discussions and negotiations regarding the Offer and the decision-making process in respect thereof.

12.2	Remuneration policy of the Crucell Boards

 The remuneration policy of the Crucell Boards is further set out in the Crucell Annual Report and Form 20-F for the fiscal year 2009. The remuneration policy of the Crucell Boards and amendments thereto were approved by the Shareholders in general meetings of Shareholders of Crucell in 2005 and in subsequent meetings.

12.3	Equity Holdings and Transactions of the Members of the Crucell Boards

 Options and Shares Held by Members of the Crucell Management Board

 The members of the Crucell Management Board held the following Options and Shares on the date the draft Offer Document was submitted to the AFM for formal approval:
Name of Holder	Shares	% Total Shares	Options	Present status	Year of Grant	Year of Expiration	Exercise Price (in Euro)	Gross Proceeds Options (in Euro)
R.H.P. Brus	239,202	0.29%	140,000	unconditional	2003	2011	3.49	2,976,400
			90,000	unconditional	2003	2011	2.64	1,989,864
			125,000	unconditional	2003	2011	5.94	2,351,138
			300,0001	conditional	2008	2013	12.23	3,756,000
			72,3402	conditional	2009	2016	10.82	1,008,058
			58,717	conditional	2010	2017	13.96	633,556
L. Kruimer	28,195	0.03%	10,000	unconditional	2003	2011	3.49	212,600
			75,000	unconditional	2003	2011	5.94	1,410,683
			150,0003	conditional	2008	2013	12.23	1,878,000
			38,9804	conditional	2009	2016	10.82	543,186
			31,1005	conditional	2010	2017	13.96	335,568
C. de Jong	5,406	0.01%	185,0006	conditional	2007	2012	14.58	1,881,450
			200,0007	conditional	2008	2013	12.23	2,504,000
			150,0008	conditional	2010	2015	14.01	1,611,000
			41,3109	conditional	2009	2016	10.82	575,654
			34,20410	conditional	2010	2017	13.96	369,062
J. Goudsmit	169,276	0.21%	125,000	unconditional	2003	2011	5.94	2,351,138
			150,00011	conditional	2008	2013	12.23	1,878,000
			46,77612	conditional	2009	2016	10.82	651,824
			37,32113	conditional	2010	2017	13.96	402,693
	442,079	0.54%

______________________________
1	These Options are conditionally granted and under normal circumstances vest at the end of a three-year performance period starting June 2, 2008. The conditionally granted Options include a market condition that is taken into account when estimating the fair value of the equity instruments granted. The market condition is an absolute total shareholder return of plus 50% share value measured three years after the grant. In accordance with the Option Plans, it has been resolved by the Crucell Supervisory Board that these Options will vest in full as a consequence of the Offer. The gross proceeds upon settlement of these Options in connection with the Offer are set out in the last column.
2	These Options are conditionally granted LTI Options. At the annual General Meeting of Shareholders in 2008, the shareholders of the Company approved the revised LTI plan for the Management Board. Under the terms of the LTI plan, Options are conditionally granted and under normal circumstances vest at the end of a three-year performance period. The conditionally granted Options include a market condition that is taken into account when estimating the fair value of the equity instruments granted. The number of LTI Options that vest are based on the fulfilment of the LTI performance condition. On the vesting date, the Company’s Total Shareholder Return (‘TSR’) performance is measured against the performance of the NASDAQ Biotechnology Index during the performance period. The positive difference in percentages, if any, between the Company’s TSR compared to the performance of the NASDAQ Biotechnology Index, determines the number of LTI Options that vest on the vesting date. Depending on the level of achievement of these market measures, at the end of three years, the number of shares vesting could be 0%-200% of the number of Options originally granted. In accordance with the Option Plans, it has been resolved by the Crucell Supervisory Board that these Options will vest in full as a consequence of the Offer. It is expected that market measures will be achieved in full which is reflected in this table. The expected gross proceeds upon settlement of these Options in connection with the Offer are set out in the last column.
3	Please see footnote 1 above.
4	Please see footnote 2 above.
5	Please see footnote 2 above.
6	The vesting period of these Options is four years and under normal circumstances every year 25% of the Options vest. In accordance with the Option Plans, it has been resolved by the Crucell Supervisory Board that these Options (to the extent unvested) will vest in full as a consequence of the Offer. The gross proceeds upon settlement of these Options in connection with the Offer are set out in the last column.
7	Please see footnote 1 above.

 The members of the Crucell Management Board have each entered into an irrevocable undertaking to, subject to the Offer being declared unconditional, tender their Shares to the Offeror (see section 7.25.15 of the Offer Document).

 Transactions by Members of the Crucell Management Board in the Year Prior to the date of public announcement of the availability of the Offer Document

 On December 10, 2009, Mr. Brus exercised 20,000 Options against an exercise price of EUR 3.49 and subsequently sold 20,000 Ordinary Shares for EUR 14.44 per Share. On March 5, 2010, he was granted 58,717 Options against an exercise price EUR 13.96, exercisable in 2017. On March 24, 2010, he exercised 40,000 Options against an exercise price of EUR 3.49 and subsequently sold 40,000 Ordinary Shares for EUR 15.44 per Share.

 On February 9, 2010, Mr. Kruimer exercised 20,000 Options against an exercise price of EUR 3.49 and 40,000 Options against an exercise price of EUR 5.94 and he subsequently sold 60,000 Ordinary Shares for EUR 14.01 per Share. On March 3, 2010, he exercised 10,000 Options against an exercise price of EUR 5.94 and subsequently sold 10,000 Ordinary Shares for EUR 14.65 per Share. On March 5, 2010, he was granted 31,100 Options with an exercise price of EUR 13.96, exercisable in 2017.

 On March 5, 2010, Mr. De Jong was granted 34,204 Options with an exercise price of EUR 13.96, exercisable in 2017. On March 29, 2010, he was awarded 150,000 Options against an exercise price of EUR 14.01, exercisable in 2015.

 On March 5, 2010, Mr. Goudsmit was granted 37,321 Options with an exercise price of EUR 13.96, exercisable in 2017.

______________________________
8	Please see footnote 6 above.
9	Please see footnote 2 above.
10	Please see footnote 2 above.
11	Please see footnote 1 above.
12	Please see footnote 2 above.
13	Please see footnote 2 above.

 Options and Shares Held by Members of the Crucell Supervisory Board

 The members of the Crucell Supervisory Board held the following Options and Shares on the date the draft Offer Document was submitted to the AFM for formal approval:

Name of Holder	Shares	% Total Shares	Options	Year of expiration	Exercise Price (in Euro)	Gross Option Payment (in Euro)
J.P. Oosterveld	14,500	0.02%	0

P.M. Satow	77,710	0.10%	22,000	2011	3.49	467,720
			10,000	2011	6.48	182,697

C.E. Wilhelmsson	12,500	0.02%	10,000	2011	6.48	182,697

A. Hoevenaars	12,500	0.02%	0

F. Waller	2,500	0.003%	0

S.A. Davis	7,500	0.01%	0

J.S.S. Shannon	2,500	0.003%	0

W.M. Burns	2,500	0.003%	0

G.R. Siber	2,500	0.003%	0

Total	134,710	0.16%

 All Options held by members of the Crucell Supervisory Board were granted in 2003 and are fully vested.

 The members of the Crucell Supervisory Board have each entered into an irrevocable undertaking to, subject to the Offer being declared unconditional, tender their Shares to the Offeror (see section 7.25.15 of the Offer Document).

 Transactions by Members of the Crucell Supervisory Board in the Year Prior to the date of public announcement of the availability of the Offer Document

 On December 7, 2009, Mr. Oosterveld exercised 10,000 Options against an exercise price of EUR 11.55 and subsequently sold 10,000 Ordinary Shares for EUR 14.48 per Share. On February 9, 2010, he was granted 2,500 Ordinary Shares by the Company.14

 On 7 December, Mr. Satow exercised 10,000 Options against an exercise price of EUR 11.55 and subsequently sold 8,100 Ordinary Shares for EUR 14.48 per Share. On February 9, 2010, he was granted 2,500 Ordinary Shares by the Company.

 On December 7, 2009, Mr. Hoevenaars exercised 10,000 Options against an exercise price of EUR 11.55 and subsequently sold 10,000 Ordinary Shares for EUR 14.48 per Share. On February 9, 2010, he was granted 2,500 Ordinary Shares by the Company.

 On December 7, 2009, Mr. Wilhelmsson exercised 10,000 Options against an exercise price of EUR 11.55 and subsequently sold 10,000 Ordinary Shares for EUR 14.48 per Share. On February 9, 2010, he was granted 2,500 Ordinary Shares by the Company.

 On February 9, 2010, Mr. Waller was granted 2,500 Ordinary Shares by the Company.

 On February 9, 2010, Mr. Davis was granted 2,500 Ordinary Shares by the Company.

 On June 7, 2010, Mr. Siber was granted 2,500 Ordinary Shares by the Company.15

 On June 7, 2010, Mr. Shannon was granted 2,500 Ordinary Shares by the Company.16

 On June 7, 2010, Mr. Burns was granted 2,500 Ordinary Shares by the Company.17

12.4	Future composition of Crucell Boards

 Following the completion of the Offer, the composition of the Crucell Management Board will remain the same.

 Following completion of the Offer, the Crucell Supervisory Board will consist of nine individuals designated by Johnson & Johnson and two individuals who currently serve on the Crucell Supervisory Boards who will act as independent members of the Crucell Supervisory Board (initially such members will be Mr. Oosterveld and Mr. Hoevenaars) (defined in this Circular as Continuing Crucell Directors) until such time as the Post Closing Restructuring following the Offer has been finalised and, as a result of such Post Closing Restructuring, no minority Shareholder holds an equity interest in Crucell.
________________________________
14
 The compensation for all members of the Crucell Supervisory Board consists of a fixed fee in cash and an annual equity component, which is customary practice in the biotechnology sector. The annual equity component equals 2,500 Ordinary Shares, to be held by the member of the Crucell Supervisory Board for as long as the individual is a member of the Crucell Supervisory Board. The remuneration for the year 2011 will, where it concerns the members of the Crucell Supervisory Board that will resign upon consummation of the Offer, be paid on a pro rata basis up to the date of their resignation. The equity component will be monetised based on the Offer Price. Under the current remuneration policy for the Crucell Supervisory Board, options are no longer granted to members of the Crucell Supervisory Board.

15
 See footnote 14. As Mr. Siber, Mr. Shannon and Mr. Burns were formally appointed as members of the Supervisory Board in June 2010, the annual grant of Shares to these members of the Supervisory Board was formalised on 7 June 2010.

16	See footnote 15.
17	See footnote 15.

13.	RECOMMENDATION OF THE CRUCELL BOARDS

 The Crucell Boards, after having received extensive legal and financial advice and having given due and careful consideration to the strategic and financial aspects and consequences of the proposed transaction (as described amongst others in Sections 5 (Background to the Offer), 6 (Financial Assessment of the Offer Price), 7 (Strategic Fit), 8 (Certain Arrangements), 9 (Risks Associated with the Offer), 11 (Decision-Making Process) and 14 (Works Council Advice and Organisational Consequences) and having considered other possible alternatives available to Crucell (as described in Section 4 (Rationale of the Transaction)), have reached the conclusion that the Offer Price and the purchase price payable to Crucell under the Business Purchase Agreement is fair to the Shareholders from a financial point of view and that the Offer and other Transactions are in the best interests of Crucell and its stakeholders, including its Shareholders partners, employees, patients and customers.

 With reference to the above, the Crucell Boards fully and unanimously support the Offer and unanimously recommend that the Shareholders (i) accept the Offer; (ii) tender their Shares pursuant to the Offer; (iii) deliver to the Offeror Proxies in respect of such Shares so that the Offeror may vote such Shares with respect to the Post Offer EGM Resolution; and (iv) adopt the Governance Resolutions that will be proposed at the Offer EGM.

14.	WORKS COUNCIL ADVICE AND ORGANISATIONAL CONSEQUENCES

14.1	Works Council Advice

 The relevant and applicable employee consultation procedures have been completed. The works council of Crucell Holland has rendered positive advice in respect of the intended support, recommendation and execution by the Crucell Boards of the Offer and other Transactions, and in connection therewith the Governance Resolutions, the Asset Sale and the Post Offer EGM Resolution. The Social-Economic Council (Sociaal-Economische Raad) has been notified of the Offer in accordance with the SER Merger Code. There are no relevant trade unions involved.

 The current employee participation structure at Crucell Holland will not change as a result of the intended transaction and the works council will not have to deal with a different contact person within Crucell, since it is expected that Crucell’s senior management will be retained following completion of the Offer.

14.2	Organisational Consequences and Consequences for the Employees

 Both Johnson & Johnson and Crucell expect that Crucell will retain its entrepreneurial culture that has fostered Crucell’s innovation and growth. Johnson & Johnson expects to maintain Crucell’s existing facilities, to retain Crucell’s senior management and, generally, to maintain Crucell’s current employment levels. Johnson & Johnson also intends to keep Crucell as the center for vaccines within Johnson & Johnson’s pharmaceutical group and to maintain Crucell’s headquarters in Leiden.

 The Offer in itself will have no consequences for the current labour terms of Crucell’s existing management and employees, including employees of Crucell Holland. After the transactions are completed, Crucell and Johnson & Johnson will discuss how to address the fact that Crucell equity will no longer be available. Johnson & Johnson has indicated that it believes it is important to retain key people for the organisation as a key indicator for future success. An appropriate retention scheme may be established by Johnson & Johnson in the future for specific employees in light of well-defined business needs. Furthermore, a number of Crucell employees will have the opportunity to expand their current employment options and opportunities once Crucell becomes a part of the global Johnson & Johnson family of companies.

 After Settlement, Crucell will be part of the Johnson & Johnson Group. The Offer involves a purchase of all Shares by the Offeror, after which it is the intention that the Shares will be delisted from the applicable stock exchanges on which they are currently listed as soon as possible. This will affect a very limited number of jobs within the Crucell Group, including a few at Crucell Holland. The effect for these employees will either be a change in their activities or redundancy. Where possible and appropriate, efforts will be made to find replacement jobs, either within or outside the organisation (including jobs within the acquiring party’s organisation). The number of people involved is very limited, and these individuals have already been informed of the potential consequences following completion of the Offer. Employees who nevertheless have to be made redundant will be treated in accordance with applicable local regulations and customs.

 See Section 13 (Recommendation of the Crucell Boards) for the Crucell Boards’ recommendation of the Offer to the Shareholders. The other considerations and decision-making process of the Crucell Boards in arriving at the recommendation are described in Sections 4 (Rationale of the Transaction), 5 (Background to the Offer), 6 (Financial Assessment of the Offer Price), 7 (Strategic Fit), 8 (Certain Arrangements), 9 (Risks Associated with the Offer), 11 (Decision-Making Process) and 15 (Asset Sale).

15.	ASSET SALE

15.1	Background

Johnson & Johnson made clear throughout the negotiation of the Merger Agreement that, should the Offer be consummated, it was essential that Johnson & Johnson acquire 100% of Crucell’s outstanding Shares and/or business. In that regard, Crucell and Johnson & Johnson discussed various restructuring measures that the Offeror may propose (where applicable) and implement (or cause to be implemented) following Settlement, including, but not limited to: (i) a Buy-Out (see section 7.15.2 of the Offer Document), (ii) an Asset Sale pursuant to the Business Purchase Agreement (see section 7.15.3 of the Offer Document), (iii) a Legal Merger (see section 7.15.4 of the Offer Document), (iv) a statutory legal demerger (juridische splitsing) as specified in article 2:334a et seq of the Dutch Civil Code, (v) a contribution of cash and/or assets by the Offeror or by an Affiliate of the Offeror against the issuance of Shares or preference shares in Crucell’s share capital, in which circumstances the pre-emptive rights (voorkeursrechten), if any, of other Shareholders could be excluded, (vi) a distribution of proceeds, cash and/or assets to the Shareholders (vii) a liquidation of Crucell, (viii) a contribution, sale, transfer and/or exchange of all or substantially all of the assets of Crucell and/or of a Group Company directly, or indirectly following a transfer of those assets to a Group Company, (ix) a conversion of Crucell into a private company with limited liability (see section 7.15.3 of the Offer Document), (x) further purchases of Shares, subject to applicable law, in ordinary stock exchange trading at prices which may, subject to applicable law, be up to the Offer Price, (xi) any combination of the foregoing or (xii) any other transactions, restructurings, share issues, procedures and/or proceedings required to effect the aforementioned objectives, in each case in accordance with all applicable laws, rules and regulations in all applicable jurisdictions regarding the Transactions and Dutch law in general.

The Offeror and Crucell have agreed that, in the event that the Offeror has declared the Offer unconditional and has not together with its affiliates acquired 95% or more of the Shares following the Subsequent Offering Period, the Offeror may, but is not obligated to, take steps to cause a sale by Crucell of its entire business to the Offeror and/or to an affiliate of the Offeror pursuant to the Business Purchase Agreement (the Asset Sale). The Offeror and Crucell have agreed on the terms of the Business Purchase Agreement.  The Crucell Management Board has resolved to enter into the Business Purchase Agreement if the Asset Sale as potential Post-Closing Restructuring is to be pursued at the election of Johnson & Johnson and the Crucell Supervisory Board has approved such resolution of the Crucell Management Board. In assessing the Asset Sale and the terms and conditions of the Business Purchase Agreement, the Crucell Boards (including the Continuing Crucell Directors) took into account the overall benefits of the Offer to the Crucell stakeholders, including the interests of the potential minority Shareholders, and the increased likelihood of success and deal certainty of the Offer that would be gained by reducing the minimum acceptance condition to 80%, subject to Johnson & Johnson obtaining the Favourable IRS Ruling and the Offeror receiving Proxies in respect of at least 80% of the Shares, in connection with the Post-Offer EGM Resolution.

Upon execution of the Business Purchase Agreement, Crucell agrees to sell and the Offeror agrees to purchase the Business, and both Crucell and the Offeror agree to effectuate the transfer and assignment of the Business at completion of the Asset Sale with a view to the Offeror carrying on the Business as a going concern in succession to Crucell.

The purchase price payable to Crucell under the Business Purchase Agreement shall be an amount equal to the product of (i) the Offer Price multiplied by (ii) the total number of Shares issued and outstanding immediately prior to completion of the Asset Sale without interest and subject to dividend withholding or other taxes. The Business Purchase Agreement provides that the Offeror shall procure, if necessary by making adjustments to the purchase price, that the purchase price payable to Crucell shall be sufficient to pay out EUR 24.75 per Share to the Shareholders per issued and outstanding Share, without interest and subject to dividend withholding or other taxes, if any. A portion of the purchase price equal to the product of (i) the Offer Price multiplied by (ii) the total number of Shares held by the Offeror and its Affiliates immediately prior to completion of the Asset Sale shall be paid by way of execution of a loan note (the Purchaser Note).  The remainder of the purchase price will be paid in cash.

The Business as used in the Business Purchase Agreement means the business of Crucell, including all assets and liabilities of Crucell as at completion of the Asset Sale, including, for the avoidance of doubt, any such liabilities arising, accruing or incurred after completion of the Asset Sale to the extent they relate to and/or arise from the Business as conducted in the period up to and including completion of the Asset Sale in accordance with the Business Purchase Agreement, including, but not limited to: (i) the shares held by Crucell in the capital of the Group Companies; (ii) any available tax loss carry forward of Crucell and the Group Companies; (iii) the intellectual property rights; (iv) all contracts, being all agreements and binding arrangements of Crucell in relation to the Business and all offers by and towards Crucell in relation to the Business as at completion of the Asset Sale; (v) any properties owned by Crucell; (vi) the benefits under the insurance policies; (vii) the account receivables; (viii) the claims receivable; and (ix) all other assets and liabilities of Crucell (including inter-company receivables of Crucell from any member of the Crucell Group and inter-company payables of Crucell to any other member of the Crucell Group), other than (a) the Purchaser Note (as defined below), (b) any cash of Crucell that exceeds the amount necessary to pay the Shareholders under the Minority Cash Exit (as defined below), (c) any Shares held by Crucell in its own capital, (d) the rights and obligations of Crucell under or in connection with any facility agreements, (e) the rights and obligations of Crucell under or in connection with the Business Purchase Agreement, (f) any records that must remain with Crucell under statutory (including tax) obligations and (g) the engagement letter with the Liquidator (as defined above), if any.

The Business Purchase Agreement provides that the Offeror shall, subject to completion of the Asset Sale, indemnify, defend and hold harmless each of (a) Crucell, and (by way of third party stipulation (derdenbeding) (b) the current and future members of the Crucell Boards, any member of the Crucell Group, their employees, board members and officers and, if the Offeror determines to pursue the Liquidation, the Liquidator (the persons under (a) and (b), collectively, the Crucell Indemnified Parties and, each of them, a Crucell Indemnified Party) against all present and future, actual or contingent, ascertained or unascertained or disputed, known or unknown, reported and unreported or other damages, liabilities, losses and costs (including reasonable fees and expenses of advisers) arising, accruing or (to be) incurred by any of the Crucell Indemnified Parties in respect of or in connection with the conduct of the Business as conducted in the period up to and including completion of the Asset Sale (including to the extent resulting from the transactions contemplated by the Business Purchase Agreement and, if applicable, the Liquidator after completion of the Asset Sale), including for the avoidance of doubt, any such damages, liabilities, losses and costs arising, accruing or incurred after the completion of the Asset Sale to the extent they relate to and/or arise from the Business as conducted in the period up to and including completion of the Asset Sale and if the Offeror determines to pursue the Liquidation as a second step, the liquidation process of Crucell, but in respect of a Crucell Indemnified Party other than Crucell or a member of the Crucell Group and the Liquidator, if any, excluding any such damages, liabilities, losses and costs for which any Crucell Indemnified Party would not be entitled to indemnification pursuant to Article 28 of the Articles of Association as in effect on the date of the Merger Agreement, and in any case only if and insofar such damages, liabilities, losses and costs exceed the amount insured actually paid pursuant to any insurance taken out by a Crucell Indemnified Party.

The Business Purchase Agreement further provides that the Offeror shall arrange for adequate steps and/or transactions to result in the payment to the then-existing minority Shareholders of a cash amount per Share equal to the Offer Price, without interest and subject to any applicable dividend withholding or other tax (Minority Cash Exit), either through the Offeror launching a new public offer for the Shares held by the then-existing minority Shareholders, Crucell launching a repurchase offer for the Shares, a dissolution and liquidation of Crucell (the Liquidation) and distribution of (advance) liquidation distributions.

Johnson & Johnson has agreed with Crucell to use its commercially reasonable efforts to, subject to required regulatory clearance if applicable, acquire Shares at a price up to the Offer Price through market purchases at Euronext Amsterdam after the Subsequent Offering Period. More details of the Asset Sale are set out in section 7.15.3 of the Offer Document.

The Asset Sale pursuant to the Business Purchase Agreement would require the approval of the general meeting of Shareholders pursuant to article 2:107a of the Dutch Civil Code as it concerns a sale of all of Crucell’s assets. For this purpose, during the Acceptance Period an extraordinary general meeting of Shareholders will be convened to be held after the Acceptance Period (defined in this Circular as the Post-Offer EGM) at which the Shareholders will be asked to approve the Crucell Management Board’s resolution to transfer the Business to the Offeror (defined above as the Post Offer EGM Resolution). At the Post Offer EGM, the Shareholders will be requested to vote for the Post Offer EGM Resolution. The Post Offer EGM Resolution requires a simple majority of the votes cast at such meeting. The Offeror will have the right to vote all Proxies it has obtained in favour of the Post Offer EGM Resolution; however, Shareholders that have granted a Proxy may still appear at the Post Offer EGM to vote their Shares in person - even though the Offeror will have acquired the relevant Shares on the Settlement Date, the voting rights attached to the Shares will relate to the record date prior to the Settlement Date. The Proxies obtained by the Offeror will facilitate implementation of the Asset Sale as soon as reasonably practicable following Settlement and provide the appropriate Minority Cash Exit in a timely fashion.

If the Offer is consummated on the terms and conditions set forth in the Offer Document, but due to unforeseen circumstances the Post Offer EGM does not occur or the  Post Offer EGM Resolution is not approved at the Post Offer EGM, then the required approval of the Shareholders may also be obtained at another, later extraordinary general meeting of Shareholders.

The Proxies are being solicited in connection with the Offer.  The Offer Conditions require the satisfaction of a 95% minimum acceptance condition of Shares tendered pursuant to the Offer, which minimum acceptance condition will be reduced to 80% in the event that (i) the Favourable IRS Ruling is obtained by Johnson & Johnson and (ii) Proxies are received in respect of at least 80% of the Shares that will allow the Offeror to vote, at the Post Offer EGM, in favour of the Asset Sale that may be pursued as a Post Closing Restructuring following the consummation of the Offer.  The condition that Proxies are received in respect of at least 80% of the Shares that will allow the Offeror to vote, at the Post Offer EGM, in favour of the Asset Sale that may be pursued as a Post Closing Restructuring following the consummation of the Offer may be waived by the Offeror without the approval of Crucell so long as the Shares for which Proxies have been received represent not less than 75% of the issued share capital of Crucell.  As described in the Offer Document, Shareholders that tender their Shares will be deemed to concurrently grant a Proxy with respect to all tendered Shares, unless the Shareholder affirmatively specifies otherwise.

The Post Offer EGM is scheduled to take place after Settlement, but to have its record date (registratiedatum), in accordance with Dutch law requiring a record date on the 28th day prior to the day of relevant shareholders’ meeting, on the third Business Day after the Acceptance Closing Date (i.e., prior to Settlement). This will allow the Shareholders to whom the Offer is directed to give a Proxy to the Offeror or its designee to vote in favour of the Asset Sale. In the event that the Acceptance Period is extended the Post Offer EGM will be rescheduled and reconvened.  A Shareholder’s Proxy will apply to such rescheduled and reconvened meeting and there is no need for a Shareholder to take any further action with respect to the Proxy.  The Post Offer EGM will in any event be cancelled (i) if before the date of the Post Offer EGM the Johnson & Johnson Group holds at least 95% of the issued share capital (geplaatst kapitaal) of Crucell held by others than Crucell (on a fully diluted basis) in which case the Buy-Out will be initiated or (ii) if the Offer is terminated without the Offeror purchasing any Shares pursuant to the Offer.

For more information regarding the granting of Proxies, see section 6.5 of the Offer Document.

If the Liquidation is pursued, a liquidator of the Company (the Liquidator) shall be engaged and another extraordinary general meeting of Shareholders shall be convened at which the Shareholders at that time shall be asked to resolve that Crucell shall be dissolved and liquidated, that a liquidator shall be appointed, that Crucell shall be converted into a private company with limited liability (besloten vennootschap, a “B.V.”), and that the Articles of Association be amended to reflect the changes to the structure of the Company in connection with the conversion into a B.V., the latter two resolutions subject to and with effect from delisting of the Shares. These resolutions require a simple majority of the votes cast at such meeting and the Johnson & Johnson Group will be able to vote all Shares tendered pursuant to the Offer at such extraordinary general meeting of Shareholders.

Johnson & Johnson has agreed with Crucell to use its commercially reasonable efforts to, subject to required regulatory clearance if applicable, acquire Shares at a price up to the Offer Price through market purchases at Euronext Amsterdam after the Subsequent Offering Period.

For a more information on the Asset Sale, see section 7.15.3 of the Offer Document.

15.2	Financial considerations

 In making their decision to recommend that Shareholders grant the Offeror or its designee a Proxy, the Crucell Boards considered the following financial factors:

•
The Business Purchase Agreement provides that the Offeror shall procure, if necessary by making adjustments to the purchase price, that the purchase price payable to Crucell shall be sufficient to pay out EUR 24.75 per Share to the Shareholders per issued and outstanding Share, without interest and subject to dividend withholding or other taxes, if any.

•
The Minority Cash Exit provided for in the Business Purchase Agreement guarantees payment to the then-existing minority Shareholders of a cash amount per Share equal to the Offer Price, without interest and subject to any applicable dividend withholding or other tax.

 In addition to the foregoing, the Crucell Boards have also considered the opinion of Barclays Capital, dated October 5, 2010 and based upon and subject to the various assumptions and limitations set forth in such opinion, to the Crucell Boards as to the fairness, from a financial point of view and as of the date of such opinion, of the Purchase Price (as defined therein) payable to Crucell under the Business Purchase Agreement, as more fully described in Schedule 1 (Opinion of Barclays Capital).

 The Crucell Supervisory Board has received a separate opinion from Lazard B.V., based upon and subject to the assumptions, factors and qualifications set forth in such opinion, as to the fairness, from a financial point of view and as of October 5, 2010, to Crucell of the consideration to be paid to Crucell in the Asset Sale, as more fully described in Schedule 2 (Opinions of Lazard B.V.), Parts 2 and 3.

15.3	Other considerations

 In making their decision to recommend that Shareholders grant the Offeror or its designee a Proxy, the Crucell Boards have considered the following other factors:

•	The Offeror’s ability to acquire 100% of Crucell’s outstanding Shares and/or business if the Offer is consummated was an essential requirement in order for the Offeror to make the Offer.

•
The Continuing Crucell Directors will monitor and protect the interests of all the Company’s stakeholders, including in particular monitoring the interests of any minority Shareholders until such time as the Post Closing Restructuring following the Offer has been finalised and, as a result of such Post Closing Restructuring, no minority Shareholder holds an equity interest in Crucell. The Crucell Boards (including the Continuing Crucell Directors) have carefully assessed and review the Asset Sale and terms and conditions of the Business Purchase Agreement, taking into account the interests of the potential minority Shareholders.

•
The acquisition by the Offeror of 100% of the Shares and/or Crucell’s business, and subsequent delisting of Crucell’s Shares from delisting of all Shares from the applicable stock exchanges on which they are currently listed, will significantly reduce administrative costs relating to the listing of the Shares.

See Sections 4 (Rationale of the Transaction), 5 (Background to the Offer), 6 (Financial Assessment of the Offer Price), 7 (Strategic Fit) and 8 (Certain Arrangements) above in which the considerations made by the Crucell Boards in making their decision to recommend the Offer apply equally in recommending the Asset Sale.

See Section 13 (Recommendation of the Crucell Boards) for the Crucell Boards’ recommendation of the Offer to the Shareholders. The other considerations and decision-making process of the Crucell Boards in arriving at the recommendation are described in Sections 4 (Rationale of the Transaction), 5 (Background to the Offer), 6 (Financial Assessment of the Offer Price), 7 (Strategic Fit), 8 (Certain Arrangements), 9 (Risks Associated with the Offer), 11 (Decision-Making Process) and 14 (Works Council Advice and Organisational Consequences).

15.4	Conclusion

 In light of the foregoing considerations, the Crucell Boards decided unanimously to recommend that Shareholders grant a Proxy to the Offeror or its designee to vote in favour of the Asset Sale in the Post Offer EGM as described in Section 13 (Recommendation of the Crucell Boards).

16.	EXTRAORDINARY GENERAL MEETINGS OF SHAREHOLDERS, GOVERNANCE RESOLUTIONS AND PROXIES

16.1	Extraordinary General Meetings of Shareholders

 In relation to the Offer three or possibly four extraordinary meetings of Shareholders (each, an EGM) are or will be scheduled and convened:18

•
To honour the request of certain Shareholders to provide their preliminary views on the Offer, an initial EGM (defined above as the First EGM) will be held on December 10, 2010, at 14:00 hours Dutch time at the Hilton Hotel, Apollolaan 138, 1077 BG Amsterdam, the Netherlands. During this meeting, the Offer will be discussed. The information necessary for the Shareholders to assess the Offer adequately is included in the Offer Document. The First EGM has been convened and the agenda of the First EGM has been published by Crucell in accordance with the Articles of Association and is attached as Part 1 of Schedule 3 (Invitation, Agenda and Explanatory Notes First EGM) to this Circular.

________________________________
18
Not taking into account that an (extraordinary) general meeting of Shareholders will for whatever practical, legal or other reason will be followed by a subsequent extraordinary general meeting of Shareholders.

•
The statutory informative EGM required to be convened by Crucell in relation to the Offer (defined above as the Offer EGM) will be held on [●], 2011, at [●] hours Dutch time at [●]. During this meeting, the Offer will be discussed in accordance with article 18 of the Decree and the Governance Resolutions proposed at the Offer EGM will be resolved upon. The information necessary for the Shareholders to assess the Offer adequately is included in the Offer Document. The Offer EGM has been convened and the agenda of the Offer EGM has been published by Crucell in accordance with the Articles of Association and is attached as Part 2 of Schedule 3 (Invitation, Agenda and Explanatory Notes Offer EGM) to this Circular.

•
A third EGM (defined above as the Post Offer EGM) is scheduled to take place after Settlement, but to have its record date on the third Business Day after the Acceptance Closing Date (i.e., prior to Settlement), allowing the Shareholders to whom the Offer is directed to give a Proxy to the Offeror or its designee to vote to approve the Crucell Management Board’s resolution to transfer the business of Crucell to the Offeror if the Asset Sale as potential Post-Closing Restructuring is to be pursued. If the Acceptance Period is extended, a new Post Offer EGM will be convened (or, if practicable, the previously scheduled Post Offer EGM will be postponed and reconvened) and a new record date set. A Shareholder’s Proxy that has previously been validly delivered will apply to such rescheduled and reconvened meeting, and there is no need for a Shareholder to take any further action with respect to the Proxy in order for it to continue to be valid. The Post Offer EGM will be cancelled (i) if before the date of the Post Offer EGM, the Johnson & Johnson Group holds at least 95% of the issued share capital of Crucell held by others than Crucell (on a fully diluted basis) in which case the Buy-Out will be initiated or (ii) if the Offer is terminated without the Offeror purchasing any Shares pursuant to the Offer. The Offeror or a designee will have the right to vote all Proxies it has obtained in favour of the Post Offer EGM Resolution (see section 6.5 of the Offer Document (Solicitation of Proxies) and sub-Section 16.3).

•
If the Liquidation is pursued, a fourth EGM of Shareholders shall be convened at which the Shareholders at that time shall be asked to resolve, in addition to certain other matters, that Crucell shall be dissolved and liquidated and that a liquidator shall be appointed (see section 7.15.3 of the Offer Document).

16.2	Governance Resolutions

 The Offer is conditioned, among other things, upon the Governance Resolutions (resolutions to amend the Articles of Association of Crucell to implement certain changes to the corporate governance structure of Crucell in connection with the Offer) (see Part 2 of Schedule 3 (Invitation, Agenda and Explanatory Notes Offer EGM) to this Circular and section 4 (Definitions) of the Offer Document) being adopted at the Offer EGM. The Crucell Boards therefore recommend that Shareholders vote in favour of the Governance Resolutions at the Offer EGM. Crucell has issued a convocation notice for the Offer EGM (which is attached as Part 2 of Schedule 3 (Invitation, Agenda and Explanatory Notes Offer EGM) to this Circular) establishing (in accordance with the customary procedures used for annual meetings of Shareholders) the record date for Shareholders entitled to vote at the Offer EGM. Shareholders that hold Shares as of such record date and wish to vote their Shares at the Offer EGM must attend the Offer EGM –  in person or by proxy – to vote their Shares at the Offer EGM.

16.3	Proxies

What is the matter with respect to which I am being asked to grant a Proxy?

You are being asked to grant a Proxy to approve a resolution of the Crucell Management Board approved by the Crucell Supervisory Board to transfer the business of Crucell to the Offeror or to an Affiliate of the Offeror and to enter into the Business Purchase Agreement.  See section 6.5 (Solicitation of Proxies) of the Offer Document.

How may Shareholders vote their Shares?

By Proxy

You will receive information from your financial intermediary, the U.S. Settlement Agent or the Dutch Settlement Agent, as applicable, as to how to grant a Proxy.  It is important that Shareholders wishing both to tender Shares and grant a Proxy follow carefully the instructions that are provided to them by their financial intermediary, the U.S. Settlement Agent or the Dutch Settlement Agent, as applicable.

Shareholders Holding Ordinary Shares Through an Admitted Institution.  Holders of Ordinary Shares that are held, directly or indirectly, through an Admitted Institution accepting the Offer in compliance with the procedures set forth in the Offer Document will be deemed to concurrently grant a Proxy with respect to all of such tendered Shares, unless the Shareholder affirmatively specifies otherwise.  It is important that Shareholders wishing both to tender Shares and grant a Proxy follow carefully the instructions that are provided to them by their bank, broker or other financial intermediary.

Shareholders Holding Ordinary Shares in Registered Form. Shareholders owning Ordinary Shares individually recorded in the Crucell shareholders register accepting the Offer in compliance with the procedures set forth in the Offer Document will be deemed to concurrently grant a Proxy with respect to all of such tendered Shares, unless the Shareholder affirmatively specifies otherwise.  A Tender and Proxy Form is available upon request from Crucell or the Dutch Settlement Agent.

Shareholders Holding ADSs in Registered Form. Shareholders holding ADSs in registered form accepting the Offer in compliance with the procedures set forth in the Offer Document will receive an ADS Letter of Transmittal from the U.S. Settlement Agent pursuant to which a Shareholder tendering ADSs will also be deemed to concurrently grant a Proxy with respect to all of such tendered ADSs, unless the Shareholder affirmatively specifies otherwise.  It is important that Shareholders wishing both to tender Shares and grant a Proxy read carefully the ADS Letter of Transmittal and the documentation that is provided to them by the U.S. Settlement Agent and their financial intermediary.

Shareholders Holding ADSs in Book-Entry Form.  Shareholders holding ADSs in book-entry form accepting the Offer through a financial intermediary in compliance with the procedures set forth in the Offer Document will receive an ADS Letter of Transmittal from the U.S. Settlement Agent pursuant to which a Shareholder tendering ADSs will also be deemed to concurrently grant a Proxy with respect to all of such tendered ADSs, unless the Shareholder affirmatively specifies otherwise.  It is important that Shareholders wishing both to tender Shares and grant a Proxy read carefully the ADS Letter of Transmittal and the documentation that is provided to them by the U.S. Settlement Agent and their financial intermediary.

If a Shareholder properly grants a Proxy in accordance with the procedures set forth above and the Offer is extended such Proxy will remain in place and the extension of the Offer will not affect the Proxy, unless the tendered Shares are withdrawn.

In Person. Holders of Ordinary Shares may also attend the Post Offer EGM and vote in person.  A holder of Ordinary Shares that wishes to appear at the Post Offer EGM in person must notify Crucell that it wishes to do so in compliance with the procedure set forth in the convocation of the Post Offer EGM.  However, voting in such manner without granting a Proxy prior to the end of the Acceptance Period will not constitute a valid Proxy for purposes of the Offer Conditions.  Holders of Ordinary Shares who have granted a Proxy pursuant to the instructions they have received regarding how to grant a Proxy do not need to attend the Post Offer EGM unless they wish to change their votes.

See section 6.5 (Solicitation of Proxies) of the Offer Document.

How will my Shares be voted if I deliver a Tender and Proxy Form or ADS Letter of Transmittal, as applicable, but I do not affirmatively specify that I do not wish to grant a Proxy?

If you properly deliver a Tender and Proxy Form or an ADS Letter of Transmittal, as applicable, you will be deemed to concurrently grant a Proxy with respect to all of your tendered Shares, unless you affirmatively specify otherwise, and the Offeror (or its designees) will vote your Shares “FOR” the approval of a resolution of the Crucell Management Board approved by the Crucell Supervisory Board to transfer the business of Crucell to the Offeror or to an Affiliate of the Offeror and to enter into the Business Purchase Agreement.  See section 6.5 (Solicitation of Proxies) of the Offer Document.

Do I have to tender my Shares in order to grant a Proxy?

Yes.  Because the Post Offer EGM will only occur following a successful completion of the Offer, it is different than a regular meeting of Shareholders and you must tender your Shares in order to grant a Proxy.  See section 6.5 (Solicitation of Proxies) of the Offer Document

If my ADSs are held in “street name” by my financial intermediary or other record holder, will my financial intermediary or other record holder grant a Proxy for me when I tender my ADSs?

Yes. Your financial intermediary or other record holder will grant a Proxy on your behalf when you tender your ADSs unless you affirmatively instruct your financial intermediary or other record holder that you do not wish to grant a Proxy with respect to your tendered ADSs. See section 6.5 (Solicitation of Proxies) of the Offer Document.

What is the record date for the Post Offer EGM?

The record date for the Post Offer EGM is the third Business Day after the end of the Acceptance Period. As such, even though your Shares may have been validly tendered (or defectively tendered provided that such defect has been waived by the Offeror) and delivered (geleverd), because the Settlement will not have occurred, the Offeror will not yet be the record owner of your Shares.  See section 6.5 (Solicitation of Proxies) of the Offer Document.

If I attend the Offer EGM and vote my Shares in favour of the Governance Resolutions, should I still grant a Proxy?

Yes.  The Offer EGM and the Post Offer EGM are separate meetings requiring separate Shareholder action.  Attendance at the Offer EGM does not constitute a Proxy for the matters to be voted on at the Post Offer EGM.  See section 6.5 (Solicitation of Proxies) of the Offer Document.

If I grant a Proxy for the Post Offer EGM, should I still attend the Offer EGM?

Yes.  The Offer EGM and the Post Offer EGM are separate meetings requiring separate Shareholder action.  Accordingly, a Shareholder that wishes to vote in favour of the Governance Resolutions must attend (or deliver a proxy in respect of such Shareholder’s ADSs in accordance with the customary procedures used for annual meetings of Shareholders) the Offer EGM when it is convened.  The Proxies do not apply to the matters to be submitted for Shareholder approval at the Offer EGM.  See section 6.5 (Solicitation of Proxies) of the Offer Document and section 7.16 (Amendment of the Articles of Association) of the Offer Document.

If I want to accept the Offer, must I also vote in favour of the Governance Resolutions at the Offer EGM and/or grant a Proxy for the matters to be voted on at the Post Offer EGM?

No.  Shareholders are permitted to tender their Shares and accept the Offer without also voting in favour of the Governance Resolutions at the Offer EGM or granting a Proxy for the matters to be voted on at the Post Offer EGM.  Shareholders should be aware that by accepting the Offer in compliance with the procedures set forth in this Offer Document they will be deemed to concurrently grant a Proxy with respect to all of such tendered Shares, unless a Shareholder affirmatively specifies otherwise.  The Offer is conditioned upon the approval by Shareholders of the Governance Resolutions at the Offer EGM.  Further, the minimum acceptance level condition for the Offer will only be reduced to 80% if the Favourable IRS Ruling is obtained and the Offeror receives Proxies in respect of at least 80% of the Shares.  Accordingly, Shareholders that want the Offer to succeed should vote in favour of the Governance Resolutions at the Offer EGM and grant a Proxy for the matters to be voted on at the Post Offer EGM.  See section 6.5 (Solicitation of Proxies) of the Offer Document and section 7.16 (Amendment of the Articles of Association) of the Offer Document.

If I grant a Proxy, can I revoke my Proxy?

A Shareholder that grants a Proxy may not revoke such Proxy.  However, holders of Ordinary Shares may attend the Post Offer EGM in person and vote their Shares at the Post Offer EGM.  If such Shareholder attends the Post Offer EGM in person to vote its Ordinary Shares, the Offeror may not vote the Proxy granted by such Shareholder at the Post Offer EGM.  If Shares tendered pursuant to the Offer are withdrawn, the Proxy granted by the applicable Shareholder will also be withdrawn.  See section 6.5 (Solicitation of Proxies) of the Offer Document.

What will happen to my Proxy if the Offer is extended?

If the Acceptance Period is extended, a new Post Offer EGM will be convened (or, if practicable, the previously scheduled Post Offer EGM will be postponed and reconvened) and a new record date set.  A Shareholder’s Proxy that has previously been validly granted will apply to such rescheduled and reconvened meeting, and there is no need for a Shareholder to take any further action with respect to the Proxy in order for it to continue to be valid.  If Shares tendered pursuant to the Offer are withdrawn following such extension, the Proxy granted by the applicable Shareholder will also be withdrawn.  See section 6.5 (Solicitation of Proxies) of the Offer Document.

17.	FURTHER INFORMATION

 Copies of this Circular and the Offer Document and copies of Crucell’s Articles of Association, the Crucell Annual Report and Form 20-F for the fiscal year 2009 and the proposed amendment of Crucell’s Articles of Association, are, in each case, available free of charge at the below mentioned offices of Crucell, the Dutch Settlement Agent and the U.S. Settlement Agent, and on the website of Crucell at www.crucell.com.

Crucell N.V.
Address: Archimedesweg 4-6, 2333 CN Leiden, the Netherlands
Telephone: + 31 (0) 71 519 7064
E-mail: ir@crucell.com

and

Dutch Settlement Agent
ING Bank N.V.
Address: Bijlmerdreef 888, 1102MG Amsterdam, the Netherlands
Attention: Sjoukje Hollander/Remko Los
Telephone: + 31 20 563 6546 / + 31 20 563 6619
Fax: + 31 20 563 6959
Email: iss.pas@ing.nl

and

U.S. Settlement Agent
Computershare Trust Company, N.A.
Address for overnight delivery: Attention: Corporate Actions—Suite V, 250 Royall Street, Canton, MA 02021 U.S.A.
Address for mail: Attention: Corporate Actions, P.O. Box 43011, Providence, RI 02940-3011
Telephone for Confirmation of Receipt: (781) 575-2332
Fax: (617) 360-6810

The ADSs are registered under the U.S Exchange Act of 1934, as amended (the Exchange Act).  Accordingly, Crucell is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file certain information with the SEC relating to its business, financial condition and other matters.  Such information can be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549-0213, United States of America.  Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330.  Crucell’s filings are also available to the public on the SEC’s internet site at www.sec.gov.  Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213 at prescribed rates.

SCHEDULE 1

OPINION OF BARCLAYS CAPITAL

PART 1

BARCLAYS CAPITAL OPINION DATED OCTOBER 5, 2010

October 5, 2010

 Supervisory Board of Directors (the “Supervisory Board”)
 Crucell NV
 Archimedesweg 4-6
 Leiden 2301 CA Netherlands

 Management Board of Directors (the “Management Board”, together with the Supervisory Board, the “Boards”)
 Crucell NV
 Archimedesweg 4-6
 Leiden 2301 CA Netherlands

 Members of Boards:

 We understand that Crucell NV (the “Company”) and Cilag Holding AG (the “Offeror”), an indirect wholly owned subsidiary of Johnson & Johnson (“J&J”), have reached agreement on the terms of a public offer to be made by the Offeror for all the issued and to be issued ordinary shares of the Company not already owned by J&J and its affiliates (the “Company Ordinary Shares”), including all Company Ordinary Shares represented by the American Depositary Shares of the Company (the “Company ADSs” together with Company Ordinary Shares, the “Company Shares”) (such offer being the “Offer”). We understand that the J&J and its affiliates already own 17.9% of the issued share capital of the Company. Pursuant to the terms of the Offer, the Offeror will offer an amount in cash equal to €24.75 per Company Share (the “Offer Consideration”).  We understand that holders of the Company ADSs will be paid, in respect of each Company ADS, the U.S. equivalent of €24.75, calculated by using the spot market exchange rate for the U.S. Dollar against the Euro on the date on which funds are received by the paying agent to pay for Company ADSs upon completion of the Offer.  The terms and conditions of the Offer are set forth in more detail in the Merger Agreement between the Company and the Offeror (the “Merger Agreement”). The Merger Agreement provides that following the closing of the Offer, as one of various possible post-Offer restructurings, the business of the Company may be sold to the Offeror or an affiliate of the Offeror (the "Asset Sale"; the Asset Sale together with the Offer, the “Proposed Transaction”) pursuant to a business purchase agreement substantially in the form attached to the Merger Agreement as Schedule G (the "Business Purchase Agreement", and together with the Merger Agreement, the "Agreements"). Pursuant to the terms of the Business Purchase Agreement, the Offeror will pay to the Company an aggregate amount equal to the product of (x) the Offer Consideration and (y) the total number of Company Shares issued and outstanding immediately prior to completion of such asset sale (the “Purchase Price").  The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreements. The summary of the Proposed Transaction set forth above is qualified in its entirety by the terms of the Agreements.

 We have been requested by the Boards to render our opinion with respect to (i) the fairness of the Offer Consideration, from a financial point of view, to the holders of the Company Shares (other than J&J and its affiliates) (the “Shareholders”) and (ii) the fairness of the Purchase Price, from a financial point of view, to the Company.  We have not been requested to opine as to, and our opinion does not in any manner address, (i) the Company’s underlying business decision to recommend or proceed with the Proposed Transaction; (ii) the likelihood of the consummation of the Proposed Transaction; or (iii) the method or form of payment of any of the Offer Consideration or the Purchase Price. In addition, we express no opinion on, and our opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Proposed Transaction, or any class of such persons, relative to the Offer Consideration to be offered to the Shareholders in the Proposed Transaction or to the Purchase Price payable in the Asset Sale.

 In arriving at our opinion, we reviewed and analyzed: (1) a draft of the Merger Agreement dated as of October 5, 2010 including the draft of the form of Business Purchase Agreement attached thereto as Schedule G, and the specific terms of the Proposed Transaction; (2) publicly available information concerning the Company that we believe to be relevant to our analysis, including its Annual Report on Form 20-F for the fiscal year ended December 31, 2009 and quarterly reports for the fiscal quarters ended March 31, 2010 and June 30, 2010; (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including financial projections of the Company prepared by management of the Company; (4) a trading history of the Company Shares from September 16, 2008 to September 16, 2010 and a comparison of that trading history with those of other companies that we deemed relevant; (5) published estimates of independent research analysts with respect to the future financial performance and price targets of the Company; (6) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant; (7) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other recent transactions that we deemed relevant, and (8) the Company’s existing collaboration agreement with J&J.  In addition, we have had discussions with the management of the Company concerning its business, operations, assets, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

 In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without any independent verification of such information and have further relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading.  With respect to the financial forecasts and projections of the Company, upon the advice of the Company, we have assumed that they have been reasonably prepared on a basis reflecting the best currently available information, estimates and judgments of the management of the Company as to the future financial performance of the Company.  In addition, for purposes of our analysis, we also have considered certain probability adjustments with respect to the product development pipeline which resulted in certain adjustments to the projections of the Company.  We have discussed these adjusted projections with the management of the Company and they have agreed with the appropriateness of the use of such adjusted projections in performing our analysis and we have relied upon such projections in arriving at our opinion. We assume no liability or responsibility for and express no opinion with respect to any financial forecasts or projections or the assumptions on which they are based. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities (including any derivative or off balance sheet assets and liabilities) of the Company, nor have we evaluated the solvency or fair value of the Company under any laws relating to bankruptcy, insolvency or similar matters. In addition, you have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of all or a part of the Company’s business. Our opinion necessarily is based upon financial, market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.  We assume no responsibility for updating or revising our opinion based on events or circumstances that may occur after the date of this letter.

 We have assumed that the executed Agreements will conform in all material respects to the last draft reviewed by us. In addition, we have assumed the accuracy of the representations and warranties contained in the Agreement and all agreements related thereto.  We have also assumed, upon the advice of the Company, that all material governmental, regulatory and third party approvals, consents and releases for the Proposed Transaction will be obtained within the constraints contemplated by the Agreements and that the Proposed Transaction will be consummated in accordance with the terms of the Agreements without waiver, modification or amendment of any material term, condition or agreement thereof.  We do not express any opinion as to any tax or other consequences that might result from the Proposed Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals.

 Based upon and subject to the foregoing, we are of the opinion as of the date hereof that the Offer Consideration is fair, from a financial point of view, to the Shareholders and that the Purchase Price payable under the Business Purchase Agreement is fair, from a financial point of view, to the Company.

 Barclays Capital is the investment banking division of Barclays Bank PLC. Barclays Capital has acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services, a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Proposed Transaction.  In addition, the Company has agreed to reimburse Barclays Capital’s expenses and indemnify Barclays Capital for certain liabilities that may arise out of its engagement.  Barclays Capital has performed various investment banking and financial services for the Company and J&J in the past, and expects to perform such services in the future, and have received, and expects to receive, customary fees for such services.  Specifically, in the past two years, Barclays Capital advised the Company on its strategic collaboration with J&J in September 2009 and conducted non-deal roadshows with Company management.

 Barclays Bank PLC and its affiliates (the “Barclays Group”) engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services.  In the ordinary course of its business, the Barclays Group may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of the Company and J&J and their affiliates for its own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments. Furthermore, members of the Barclays Group may have maintained, any may continue to maintain, banking and other commercial relationships with the Company and J&J from time to time.

 This opinion, the issuance of which has been approved by our Global Fairness Opinion Committee, is for the use and benefit of the Boards and is rendered to the Boards in connection with its consideration of the Proposed Transaction.  This opinion is not intended to be and does not constitute a recommendation to any Shareholder as to whether to accept the Offer Consideration or to the Company as to whether to accept the Purchase Price. Except as required by law, this opinion must not be disclosed or referred to publicly, or be communicated to, or be relied upon by, any other person or used for any other purpose except with our prior written consent or as agreed in the engagement letter with you with respect to the Proposed Transaction.

 Very truly yours,

 Barclays Capital, the investment banking division of Barclays Bank PLC

PART 2

SUMMARY DESCRIPTION OF BARCLAYS CAPITAL OPINION

Crucell engaged Barclays Capital Inc. to act as its financial advisor in connection with a possible sale of the Company. On October 5, 2010, Barclays Capital rendered its opinion to the Crucell Supervisory Board and the Crucell Management Board that, as of such date and based upon and subject to the the various assumptions and limitations set forth in such opinion, the Offer Consideration is fair, from a financial point of view, to the Shareholders and that the Purchase Price in respect of the Asset Sale is fair, from a financial point of view, to Crucell.

The full text of Barclays Capital’s written opinion, dated as of October  5, 2010, is attached as Schedule 1 Part 1 to this Circular. Barclays Capital’s written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays Capital in rendering its opinion. You are encouraged to read the opinion carefully in its entirety. The following is a summary of Barclays Capital’s opinion and the methodology that Barclays Capital used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

Barclays Capital’s opinion, the issuance of which was approved by Barclays Capital’s Fairness Opinion Committee, is addressed to the Crucell Supervisory Board and Crucell Management Board, addresses only (i) the fairness to the Shareholders of Crucell, from a financial point of view, of the consideration offered to the Shareholders of Crucell (other than Johnson & Johnson and its affiliates) and (ii) the fairness to Crucell, from a financial point of view, of the Purchase Price (as defined therein) payable under the Business Purchase Agreement. The opinion is not intended to be and does not constitute a recommendation to any Shareholder of Crucell as to whether or not such Shareholder should tender its Shares pursuant to the Offer or to Crucell as to whether to accept the Purchase Price payable under the Business Purchase Agreement.

Barclays Capital was not requested to opine as to, and its opinion does not in any manner address, (i) Crucell’s underlying business decision to recommend or proceed with the proposed transaction, (ii) the likelihood of the consummation of the proposed transaction, or (iii) the method or form of payment of the consideration to be offered to the Shareholders or the Purchase Price payable under the Business Purchase Agreement. In addition, Barclays Capital expressed no opinion on, and its opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the proposed transaction, or any class of such persons, relative to the consideration to be offered to the Shareholders of Crucell in the proposed transaction or the Purchase Price payable in the Asset Sale. No limitations were imposed by Crucell’s Supervisory Board upon Barclays Capital with respect to the investigations made or procedures followed by it in rendering its opinion.

In arriving at its opinion, Barclays Capital, among other things, reviewed and analyzed:

•
a draft of the Merger Agreement dated as of October 5, 2010 including the draft of the form of Business Purchase Agreement attached thereto as Schedule G, and the specific terms of the proposed transaction;

•
publicly available information concerning Crucell that Barclays Capital believed to be relevant to its analysis, including Crucell’s Annual Report on Form 20-F for the fiscal year ended December 31, 2009 and quarterly reports for the fiscal quarters ended March 31, 2010 and June 30, 2010;

•
financial and operating information with respect to the business, operations and prospects of Crucell furnished to Barclays Capital by the Company, including financial projections of Crucell prepared by management of the Company;

•	a trading history of Crucell’s Shares from September 16, 2008 to September 16, 2010 and a comparison of that trading history with those of other companies that Barclays Capital deemed relevant;

•	published estimates of independent research analysts with respect to the future financial performance and price targets of Crucell;

•	a comparison of the historical financial results and present financial condition of Crucell with those of other companies that Barclays Capital deemed relevant;

•	a comparison of the financial terms of the proposed transaction with the financial terms of certain other recent transactions that Barclays Capital deemed relevant; and

•	Crucell’s existing collaboration agreement with JHC, an affiliate of Johnson & Johnson.

In addition, Barclays Capital had discussions with the management of Crucell concerning Crucell’s business, operations, assets, financial condition and prospects and undertook such other studies, analyses and investigations as Barclays Capital deemed appropriate.

In arriving at its opinion, Barclays Capital assumed and relied upon the accuracy and completeness of the financial and other information used by Barclays Capital without any independent verification of such information. Barclays Capital also relied upon the assurances of management of Crucell that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial forecasts and projections of Crucell, upon advice of Crucell, Barclays Capital assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Crucell as to Crucell’s future financial performance. In addition, for purposes of its analysis, Barclays Capital considered certain probability adjustments with respect to the product development pipeline which resulted in certain adjustments to the projections of Crucell. Barclays Capital discussed these adjusted projections with the management of Crucell and the management of Crucell agreed with the appropriateness of the use of such adjusted projections in performing Barclays Capital’s analysis, and Barclays Capital relied upon such projections in arriving at its opinion. In arriving at its opinion, Barclays Capital assumed no responsibility for and expressed no opinion with respect to any financial forecasts or projections or the assumptions on which they were based. In arriving at its opinion, Barclays Capital did not conduct a physical inspection of the properties and facilities of Crucell and did not make or obtain any evaluations or appraisals of the assets or liabilities (including any derivative or off balance sheet assets and liabilities) of Crucell, nor did Barclays Capital evaluate the solvency or fair value of the Company under any laws relating to bankruptcy, insolvency or similar matters. In addition, Barclays Capital was not authorized by Crucell to solicit, and did not solicit, any indications of interest from any third party with respect to the purchase of all or a part of Crucell’s business. Barclays Capital’s opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, October 5, 2010. Barclays Capital assumed no responsibility for updating or revising its opinion based on events or circumstances that may have occurred after October 5, 2010.

Barclays Capital assumed that the executed Business Purchase Agreement and Merger Agreement would conform in all material respects to the last draft Barclays Capital reviewed. In addition, Barclays Capital assumed the accuracy of the representations and warranties contained in the Business Purchase Agreement and Merger Agreement and all agreements related thereto. Barclays Capital also assumed, upon the advice of Crucell, that all material governmental, regulatory and third party approvals, consents and releases for the proposed transaction would be obtained within the constraints contemplated by the  Business Purchase Agreement and Merger Agreement and that the proposed transaction would be consummated in accordance with the terms of the Business Purchase Agreement and Merger Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. Barclays Capital did not express any opinion as to any tax or other consequences that might result from the proposed transaction, nor does its opinion address any legal, tax, regulatory or accounting matters, as to which Barclays Capital understood that Crucell had obtained such advice as it deemed necessary from qualified professionals.

In connection with rendering its opinion, Barclays Capital performed certain financial, comparative and other analyses as summarized below. In arriving at its opinion, Barclays Capital did not ascribe a specific range of values to the Ordinary Shares but rather made its determination as to fairness, from a financial point of view, to Crucell’s Shareholders of the consideration to be offered to such Shareholders in the proposed transaction on the basis of various financial and comparative analyses. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to summary description.

In arriving at its opinion, Barclays Capital did not attribute any particular weight to any single analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the particular transaction. Accordingly, Barclays Capital believes that its analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.

The following is a summary of the material financial analyses used by Barclays Capital in preparing its opinion to the Crucell Supervisory Board and the Crucell Management Board. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Barclays Capital, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses. In performing its analyses, Barclays Capital made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Crucell or any other parties to the proposed transaction. None of Crucell, Johnson & Johnson, Cilag Holding AG, the Offeror, Barclays Capital or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favourable than as set forth below. In addition, analyses relating to the value of the businesses do not purport to be appraisals or reflect the prices at which the businesses may actually be sold.

Historical Share Price Analysis

To illustrate the trend in the historical trading prices of Crucell Ordinary Shares, Barclays Capital considered historical data with regard to the trading prices of Crucell Ordinary Shares for the period from September 16, 2009 to September 16, 2010.

Barclays Capital noted that during the period from September 16, 2009 to September 16, 2010, the price of Crucell Ordinary Shares ranged from €12.53 to €17.40.

Comparable Company Analysis

In order to assess how the public market values shares of similar publicly traded companies, Barclays Capital reviewed and compared specific financial and operating data relating to Crucell with selected companies that Barclays Capital, based on its experience in the healthcare industry, deemed comparable to Crucell. The selected comparable companies were:

Actelion
ALK-Abello
Biotest
Intercell
Ipsen
Stallergenes
Swedish Orphan Biovitrum

Barclays Capital calculated and compared various financial multiples and ratios of Crucell and the selected comparable companies. As part of its selected comparable company analysis, Barclays Capital calculated and analyzed each company’s ratio of its current stock price to its projected earnings per share (commonly referred to as a price earnings ratio, or P/E), and each company’s enterprise value to certain historical financial criteria (such as earnings before interest, taxes, depreciation and amortization, or EBITDA). The enterprise value of each company was obtained by adding its short and long-term debt to the sum of the market value of its common equity, the value of any preferred stock (at market value) and the book value of any minority interest, and subtracting its cash and cash equivalents. All of these calculations were performed, and based on publicly available financial data (including First Call/I/B/E/S International, Inc.) and closing prices, as of October 4, 2010, the last trading date prior to the delivery of Barclays Capital’s opinion. The results of this selected comparable company analysis are summarized below:

Barclays Capital selected the comparable companies listed above because their businesses and operating profiles are reasonably similar to that of Crucell. However, because no selected comparable company is exactly the same as Crucell, Barclays Capital believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company analysis. Accordingly, Barclays Capital also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of Crucell and the selected comparable companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between Crucell and the companies included in the selected company analysis. Based upon these judgments, Barclays Capital selected a range of 7.5x to 13.5x multiples of 2011E EBITDA and a range of 10.0x to 24.0x multiples of 2011E EPS for Crucell and applied such range to Crucell’s consensus equity research estimates for 2011E EBITDA and 2011E EPS to calculate a range of implied prices per share of Crucell. The following summarizes the result of these calculations:

Precedent Transaction Analysis

Barclays Capital reviewed and compared the purchase prices and financial multiples paid in selected other transactions that Barclays Capital, based on its experience with merger and acquisition transactions, deemed relevant. Barclays Capital chose such transactions based on, among other things, the similarity of the applicable target companies in the transactions to Crucell with respect to the size, mix, margins and other characteristics of their businesses.

The reasons for and the circumstances surrounding each of the selected precedent transactions analyzed were diverse and there are inherent differences in the business, operations, financial conditions and prospects of Crucell and the companies included in the selected precedent transaction analysis. Accordingly, Barclays Capital believed that a purely quantitative selected precedent transaction analysis would not be particularly meaningful in the context of considering the proposed transaction. Barclays Capital therefore made qualitative judgments concerning differences between the characteristics of the selected precedent transactions and the proposed transaction which would affect the acquisition values of the selected target companies and Crucell. Based upon these judgments, Barclays Capital selected a range of 13.0x to 17.5x multiples of 2011E EBITDA and applied such range to Crucell’s consensus equity research estimates to calculate a range of implied prices per share of Crucell. The following table sets forth the transactions analyzed based on such characteristics and the results of such analysis:

Transaction Premium Analysis

In order to assess the premium offered to the stockholders of Crucell in the proposed transaction relative to the premiums offered to shareholders in other transactions, Barclays Capital reviewed the premiums paid in the vaccine industry and for Dutch companies. For each transaction, Barclays Capital calculated the premium per share paid by the acquirer by comparing the announced transaction value per share to the target company’s share price one trading day prior to announcement or prior to rumor speculation. The results of this transaction premium analysis are summarized below:

Barclays Capital made judgments concerning the relevance of the selected transactions. Based upon these judgments, Barclays Capital selected a range of 20.7% to 60.2% to the closing price of Crucell Ordinary Shares on October 4, 2010 to calculate a range of implied prices per share of Crucell. The following summarizes the result of these calculations:

Discounted Cash Flow Analysis

In order to estimate the present value of Crucell Ordinary Shares, Barclays Capital performed a discounted cash flow analysis of Crucell. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

To calculate the estimated enterprise value of Crucell using the discounted cash flow method, Barclays Capital added (i) Crucell’s projected after-tax unlevered free cash flows for each product based on management projections to (ii) the “terminal value” of Crucell’s products, and discounted such amount to its present value using a range of selected discount rates.  Management projections for the Company’s marketed products were provided through 2020, and for pipeline products through 2025 to 2034, depending on stage of development and time to product maturation. The after-tax unlevered free cash flows were calculated by taking the tax-affected probability-weighted earnings before interest, tax expense and amortization and subtracting capital expenditures and adjusting for changes in working capital. The residual value of Crucell at the end of the forecast period, or “terminal value,” was estimated using the perpetuity growth method by applying a perpetual growth rate ranging from (10%) to (5%) for Crucell’s marketed products and (20%) to (10%) for Crucell’s pipeline products to the projected after-tax unlevered free cash flow.. The perpetual growth rates were estimated based on comparable product attrition rates due to potential loss of patent protection, increased competition, and/or obsolescence beyond the projection period.  The range of after-tax discount rates of 10% to 12% was selected based on an analysis of the weighted average cost of capital of Crucell and the comparable companies. Barclays Capital then calculated a range of implied prices per Share of Crucell by adding estimated net cash as of June 30, 2010 to the estimated enterprise value using the discounted cash flow method and dividing such amount by the fully diluted number of Ordinary Shares. The enterprise value range for Crucell yielded by the Crucell discounted cash flow analysis implied an equity value range for Crucell of €19.66 to €24.92 per Share.

General

Barclays Capital is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Crucell’s Supervisory Board and Management Board selected Barclays Capital because of its familiarity with Crucell and its qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally.

Barclays Capital is acting as financial advisor to Crucell in connection with the proposed transaction.  As compensation for its services in connection with the proposed transaction, Crucell paid Barclays Capital a fee of €0.5 million upon the delivery of Barclays Capital’s opinion and €0.5 million upon execution of the Merger Agreement. Additional compensation of €9.4 million will be payable as advisory fee on completion of the proposed transaction, which includes an incentive fee payable to Barclays Capital based on the offer price received.  In addition, Crucell has agreed to reimburse Barclays Capital for expenses incurred in connection with the proposed transaction and to indemnify Barclays Capital for certain liabilities that may arise out of its engagement by Crucell and the rendering of Barclays Capital’s opinion.  Barclays Capital has performed various investment banking and financial services for Crucell, Johnson & Johnson and their affiliates in the past, and is likely to perform such services in the future, and has received, and is likely to receive, customary fees for such services.  Specifically, in the past two years, Barclays Capital has advised Crucell on its strategic collaboration with JHC, an affiliate of Johnson & Johnson in September 2009 and conducted non-deal road shows with Crucell management.

Barclays Capital and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of its business, Barclays Capital and affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of Crucell and Johnson & Johnson and their respective affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

SCHEDULE 2

OPINIONS OF LAZARD B.V.

PART 1

LAZARD B.V. OPINION DATED OCTOBER 5, 2010

Lazard B.V. Rembrandt Tower 28th Floor Amstelplein 1 1096HA Amsterdam

Share Capital: € 25,000 KvK no: 33241304 VAT no: NL0013.93.005.B01

Crucell N.V. Archimedesweg 4-6 2301 CA Leiden The Netherlands Attn: The Supervisory Board	SWITCHBOARD FAX	+31 (0)20 5611160 +31 (0)20 5611150

5 October 2010

Dear Members of the Supervisory Board:

We understand that Crucell N.V. (the "Company") and Cilag Holding AG (the "Bidder"), an indirect wholly owned subsidiary of Johnson & Johnson, intend to sign a merger agreement today, a draft of which was provided to us on the date hereof, (the "Merger Agreement") setting forth the terms and conditions pursuant to which the Bidder expects to launch a public offer (the "Offer" or the "Transaction") for all of the outstanding ordinary shares of the Company other than the shares currently held, directly or indirectly, by Johnson & Johnson and its affiliates, including the Bidder (the "Excluded Shareholders").  Pursuant to the Merger Agreement, the Bidder intends to make a public offer to acquire all of the ordinary shares of the Company, including all ordinary shares of the Company represented by American Depositary Shares, in exchange for an amount in cash equal to Euro 24.75 per ordinary share of the Company (the "Consideration"). We further understand that as of the date hereof, Johnson & Johnson, directly or indirectly, holds approximately 17.9% of the ordinary shares of the Company.

While certain provisions of the Transaction are summarized herein, the terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

You have requested the opinion of Lazard B.V. ("Lazard") as to the fairness, from a financial point of view, to the shareholders of the Company other than the Excluded Shareholders of the Consideration to be paid in the Transaction.

In connection with this opinion, we have:

(i)	Reviewed the financial terms and conditions of the Offer as set forth in the Merger Agreement;

(ii)
Analyzed certain historical business and financial information relating to the Company, including the annual reports of the Company for the three years ended December 31, 2007, 2008 and 2009, and the quarterly reports for the quarters ended 31 March 2010 and 30 June 2010;

(iii)	Reviewed various financial forecasts and other data provided to us by the Company relating to its business;

(iv)	Held discussions with members of the senior management of the Company with respect to the business and prospects of the Company;

(v)	Reviewed public information with respect to the Company, including research analyst reports relating to the future financial performance of the Company;

(vi)	Reviewed the prospectus published on 28 October 2009 in connection with the issuance of new shares by the Company;

(vii)	Reviewed public information with respect to certain other companies in lines of business we believe to be generally comparable to the business of the Company;

(viii)	Reviewed the financial terms of certain transactions involving companies in lines of businesses we believe to be generally comparable to those of the Company;

(ix)	Reviewed the historical stock prices and trading volumes of the Company's stock; and

(x)	Conducted such other financial studies, analyses and investigations as we deemed appropriate.

In preparing this opinion we have assumed and relied upon, without independent verification, the accuracy and completeness of all of the foregoing information, including, without limitation, all the financial and other information and reports provided, and all representations made, to us by the Company.  We have not undertaken any independent investigation or appraisal of such information, reports or representations.  We have not provided, obtained or reviewed on your behalf any specialist advice, including but not limited to, legal, accounting, actuarial, environmental, information technology or tax advice, and accordingly our opinion does not take into account the possible implications of any such specialist advice.

We have assumed that the valuation of assets (including all plant and equipment) and liabilities and the profit and cash flow forecasts, including future capital expenditure projections made by the management of the Company are fair and reasonable.  We have not independently valued the principal assets or liabilities of the Company or conducted any valuation concerning the solvency or fair value of the Company.  With respect to the financial forecasts and projections provided to us, we have assumed, with the Company's consent, that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of the Company as to the expected future results of operations and financial condition of the Company to which such forecasts and projections relate. We assume no responsibility for and express no view as to such forecasts or projections or the assumptions on which they are based.

In preparing our opinion, we have assumed that the Transaction will be consummated on the terms and subject to the conditions described in the Merger Agreement without any modification of any of its material terms or conditions.  We have also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Offer will be obtained without any reduction in the benefits of the Offer.

Further, our opinion is necessarily based on the economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.  Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.  In addition, changes in  the healthcare sector and the laws and regulations applicable to such sector could affect the financial forecasts of the Company. We do not express any opinion as to the price at which ordinary shares of the Company may trade at any time.

We are acting as financial advisor to the Company in connection with the Transaction and will receive a fee for our services which is contingent on the Offer being declared unconditional.  In addition, certain companies belonging to the Lazard Group may trade shares and other securities of the Company and Johnson & Johnson  for their own account and for the accounts of their customers, and accordingly, may at any time hold a long or short position in such securities.

This opinion is being provided solely for the benefit of the Supervisory Board of the Company in connection with, and for the purposes of, its consideration, in its sole independence of judgment, of the Offer. This opinion addresses only the fairness, from a financial point of view, of the consideration to be paid as set forth in the Offer, and does not address any other aspect or implication of the Transaction, including any legal, tax, regulatory or accounting matters.  This opinion does not address the relative merits of the Transaction as compared to alternative transactions or strategies that might be available to the Company.  This opinion does not constitute a recommendation to any person as to whether such person should tender shares pursuant to the Offer or as to how any shareholder of the Company should vote or act with respect to the Transaction or any other matter relating thereto.

This opinion is confidential and may not be used or relied upon, or disclosed, referred to or communicated by you (in whole or in part) to any third party for any purpose whatsoever without our prior written authorization or as agreed pursuant to the engagement letter entered into between the Company and Lazard and dated as of 28 September 2010.

This opinion is issued in the English language and reliance may only be placed on this opinion as issued in the English language. If any translations of this opinion may be delivered they are provided only for the ease of reference, have no legal effect and we make no representation as to (and accept no liability in respect of) the accuracy of any such translation.

This letter shall be governed by and construed in accordance with Dutch law, and any claims or disputes arising out of, or in connection with, this letter shall be subject to the exclusive jurisdiction of the Dutch courts.

Based on and subject to the foregoing, we are of the opinion, as of the date hereof, that the Consideration is fair, from a financial point of view, to the shareholders of the Company other than the Excluded Shareholders.

Very truly yours,

LAZARD B.V.

PART 2

LAZARD B.V. OPINION DATED NOVEMBER 12, 2010

Lazard B.V. Rembrandt Tower 28th Floor Amstelplein 1 1096HA Amsterdam

Share Capital: € 25,000 KvK no: 33241304 VAT no: NL0013.93.005.B01

Crucell N.V. Archimedesweg 4-6 2301 CA Leiden The Netherlands Attn: The Supervisory Board	SWITCHBOARD FAX	+31 (0)20 5611160 +31 (0)20 5611150

12 November 2010

Dear Members of the Supervisory Board:

Reference is made to the opinion letter, dated 5 October 2010 (the "Offer Consideration Opinion"), of Lazard B.V. ("Lazard") to the Supervisory Board of Crucell N.V. (the "Company") as to the fairness, from a financial point of view, to the shareholders of the Company (other than the Excluded Shareholders) of the Offer Consideration (defined below) to be paid in connection with the expected public offer (the "Offer" or the "Transaction") by JJC Acquisition Company B.V., a wholly owned subsidiary of the Bidder, for all of the outstanding ordinary shares of the Company, including all ordinary shares represented by American Depositary Shares (collectively, the "Shares"), other than the Shares held by the Excluded Shareholders, for an amount in cash equal to Euro 24.75 per Share of the Company (the "Offer Consideration"). Capitalized terms used herein without definition shall have the same meanings given such terms in the Offer Consideration Opinion.

The Merger Agreement provides that, following completion of the Offer, Johnson & Johnson, through one of its indirect wholly owned subsidiaries (the "Purchaser"), may pursue one or more post-closing restructuring options, including the acquisition of all of the assets and liabilities of the Company (the "Asset Sale") in accordance with the terms of the form of a business asset purchase agreement (the "Business Purchase Agreement") attached as a schedule to the Merger Agreement. As more fully described in the Business Purchase Agreement, the Company will receive, in connection with the Asset Sale, consideration equal to the Offer Consideration multiplied by the total number of Shares outstanding immediately prior to completion of the Asset Sale (such consideration, the "Asset Sale Consideration"), payable in the form of cash and a loan note (the "Loan Note"), and, following the completion of the Asset Sale, steps will be taken to effectuate, from the cash portion of the Asset Sale Consideration, the payment of a cash amount per Share equal to the Offer Consideration to holders of Shares outstanding immediately prior to the completion of the Asset Sale (other than the Purchaser and its affiliates) who did not tender Shares in the Offer (the "Non-Tendering Minority Shareholders" and, such payment, the "Minority Cash Exit").

While certain provisions of the Asset Sale and Minority Cash Exit are summarized herein, the terms and conditions of the Asset Sale and Minority Cash Exit are more fully set forth in the Business Purchase Agreement.

You have requested the opinion of Lazard, as of the date of the Offer Consideration Opinion (the "Effective Date"), as to the fairness, from a financial point of view, to the Company of the Asset Sale Consideration to be paid in the Asset Sale.

In connection with your request and at your direction, in addition to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by us in connection with the Offer Consideration Opinion, all of which are incorporated herein by reference, we have reviewed the financial terms and conditions of the Asset Sale as set forth in the Business Purchase Agreement.  We have assumed that the Asset Sale and the Minority Cash Exit will be consummated on the terms and subject to the conditions described in the Business Purchase Agreement without any modification of any material terms or conditions, all liabilities (contingent or otherwise) of the Company will be transferred to the Purchaser in connection with the Asset Sale and, following completion of the Asset Sale, the Non-Tendering Minority Shareholders will receive the Minority Cash Exit without material delay.  We also have assumed that, for the period beginning from the Effective Date until completion of the Asset Sale, the number of Shares outstanding as of the Effective Date will not be reduced, all Share options described in the Merger Agreement outstanding as of the Effective Date will be exercised and all Shares issued from the exercise of such options will remain outstanding. In addition, we have assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Asset Sale and the Minority Cash Exit will be obtained without any reduction in the benefits of the Asset Sale or the Minority Cash Exit.  Representatives of the Company have advised us, and we have assumed, that the Business Purchase Agreement, when executed, will conform to the form of the Business Purchase Agreement reviewed by us in all material respects.  Representatives of the Company also have advised us, and we have assumed, that the Loan Note, when executed, will reflect a market interest rate and a repayment date that will be the earlier of the date of the Minority Cash Exit or five years following the completion of the Asset Sale.

Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the Effective Date.  Events that have occurred or may occur after the Effective Date could affect this opinion and the assumptions used in preparing it, and we have not assumed, and do not assume, any obligation to update, revise or reaffirm this opinion for such events or otherwise.  Notwithstanding  the foregoing, the Company has confirmed to us that, as of the date hereof, no event or development occurring after the Effective Date has affected or will affect in any material respect any of the documents, information, data, projections or assumptions referred to in this opinion or the Offer Consideration Opinion or otherwise relating to the Company or its financial position, or the business, assets, liabilities, forecasts or projections of the Company or any of its subsidiaries.

This opinion is being provided solely for the benefit of the Supervisory Board of the Company in connection with, and for the purposes of, its consideration, in its sole independence of judgment, of the Asset Sale.  This opinion addresses only the fairness, from a financial point of view, to the Company of the consideration to be paid in the Asset Sale, and does not address any other aspect or implication of the Asset Sale or the Minority Cash Exit, including, without limitation, the form or structure of the Asset Sale Consideration (including, without limitation, the Loan Note), the Asset Sale or the Minority Cash Exit or any legal, tax, regulatory or accounting matters.  This opinion does not address the relative merits of the Asset Sale or the Minority Cash Exit as compared to alternative transactions or strategies that might be available to the Company or as compared to any transactions that may be pursued by Johnson & Johnson or the Company following the closing of the Offer or otherwise or any determinations or actions (including any approval or recommendation) of the Supervisory Board of the Company in respect of the Asset Sale or the Minority Cash Exit. This opinion does not constitute a recommendation to any person as to whether such person should tender Shares pursuant to the Offer or as to how any shareholder of the Company should vote or act with respect to the Asset Sale, the Minority Cash Exit, the Offer or any other matter relating thereto.

This opinion is confidential and may not be used or relied upon, or disclosed, referred to or communicated by you (in whole or in part) to any third party for any purpose whatsoever without our prior written authorization or as agreed pursuant to the engagement letter entered into between the Company and Lazard and dated as of 28 September 2010 as amended on 12 November 2010.

This opinion is issued in the English language and reliance may only be placed on this letter as issued in the English language.  If any translations of this opinion may be delivered they are provided only for the ease of reference, have no legal effect and we make no representation as to (and accept no liability in respect of) the accuracy of any such translation.

This opinion shall be governed by and construed in accordance with Dutch law, and any claims or disputes arising out of, or in connection with, this opinion shall be subject to the exclusive jurisdiction of the Dutch courts.

Based on, and subject to the foregoing, we are of the opinion, that as of the Effective Date, the Asset Sale Consideration was fair, from a financial point of view, to the Company.

Very truly yours,

LAZARD B.V.

PART 3

SUMMARY DESCRIPTION OF LAZARD B.V. OPINIONS

Lazard B.V. (“Lazard”) is acting as financial advisor to the Crucell Supervisory Board in connection with the Offer.  As part of that engagement, the Crucell Supervisory Board requested that Lazard evaluate the fairness, from a financial point of view, of the EUR 24.75 Offer Price per Share to be paid in the Offer to the Shareholders (other than Johnson & Johnson and its affiliates, including Cilag Holding).  At a meeting of the Crucell Supervisory Board held on October 5, 2010 to evaluate the Offer, Lazard delivered an oral opinion, confirmed by delivery of a written opinion dated October 5, 2010 (the Opinion Effective Date), to the Crucell Supervisory Board (the Offer Price Opinion) to the effect that, as of the Opinion Effective Date and based upon and subject to certain assumptions, factors and qualifications set forth therein, the EUR 24.75 Offer Price per Share was fair, from a financial point of view, to the Shareholders (other than Johnson & Johnson and its affiliates, including Cilag Holding).  In addition, at the Crucell Supervisory Board’s subsequent request, Lazard also delivered a written opinion, dated November 12, 2010, to the Crucell Supervisory Board (the Asset Sale Consideration Opinion) to the effect that, as of the Opinion Effective Date and based upon and subject to certain assumptions, factors and qualifications, the consideration to be paid to Crucell in the Asset Sale was fair, from a financial point of view, to Crucell.

The full text of Lazard’s opinions, which set forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Lazard in connection with its opinions, are contained in Parts 1 and 2, respectively.  Lazard’s opinions were provided for the benefit of the Crucell Supervisory Board (in its capacity as such) in connection with, and for purposes of, its evaluation, in its sole independence of judgment, of the Offer and the Asset Sale.  Lazard’s opinions address only the fairness, from a financial point of view, of the EUR 24.75 Offer Price per Share, in the case of the Offer Price Opinion, and the consideration to be paid in the Asset Sale to Crucell, in the case of the Asset Sale Consideration Opinion, and do not address any other aspect or implication of the Offer, the Asset Sale or the Minority Cash Exit, including any legal, tax, regulatory or accounting matters.  Lazard’s opinions do not address the relative merits of the Offer, the Asset Sale or the Minority Cash Exit as compared to alternative transactions or strategies that might be available to Crucell or, in the case of the Asset Sale Consideration Opinion, as compared to any transactions that may be pursued by Johnson & Johnson or Crucell following the completion of the Offer or otherwise.  Lazard’s opinions do not constitute a recommendation to any person as to whether such person should tender Shares pursuant to the Offer or as to how any Shareholder should vote or act with respect to the Offer, the Asset Sale or the Minority Cash Exit or any other related matter.  Lazard’s opinions were necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, the Opinion Effective Date.  Events that have occurred or may occur after the Opinion Effective Date could affect the opinions and the assumptions used in preparing the opinions, and Lazard has not assumed any obligation to update, revise or reaffirm its opinions for such events or otherwise.  Notwithstanding the foregoing, in connection with the Asset Sale Consideration Opinion, Crucell confirmed to Lazard that, as of November 12, 2010, no event or development occurring after the Opinion Effective Date affected or would affect in any material respect any of the documents, information, data, projections or assumptions referred to in the opinions or otherwise relating to Crucell or its financial position, or the business, assets, liabilities, forecasts or projections of Crucell or any of its subsidiaries.

In connection with its opinions, Lazard:

•
reviewed the financial terms and conditions of the Offer as set forth in a draft of the Merger Agreement provided to Lazard on October 5, 2010 and, in the case of the Asset Sale Consideration Opinion, the financial terms and conditions of the Asset Sale as set forth in the form of the Business Purchase Agreement attached as a schedule to such draft of the Merger Agreement;

•
reviewed certain historical business and financial information relating to Crucell, including Crucell’s annual reports for the three years ended December 31, 2007, 2008 and 2009 and its quarterly reports for the quarters ended March 31, 2010 and June 30, 2010;

•	reviewed various financial forecasts and other data provided to Lazard by Crucell relating to Crucell’s business;

•	held discussions with members of Crucell’s senior management with respect to the business and prospects of Crucell;

•	reviewed public information with respect to Crucell, including research analyst reports relating to the future financial performance of Crucell;

•	reviewed the prospectus published on October 28, 2009 in connection with the issuance of new shares by Crucell;

•	reviewed public information with respect to certain other companies in lines of business Lazard believed to be generally comparable to the business of Crucell;

•	reviewed the financial terms of certain transactions involving companies in lines of business Lazard believed to be generally comparable to those of Crucell;

•	reviewed the historical stock prices and trading volumes of Shares; and

•	conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.

In preparing its opinions, Lazard assumed and relied upon, without independent verification, the accuracy and completeness of all of the foregoing information, including, without limitation, all the financial and other information and reports provided, and all representations made, to Lazard by Crucell.  Lazard did not undertake any independent investigation or appraisal of such information, reports or representations.  Lazard did not provide, obtain or review on Crucell’s behalf any specialist advice, including but not limited to, legal, accounting, actuarial, environmental, information technology or tax advice, and accordingly Lazard’s opinions did not take into account the possible implications of any such specialist advice.

Lazard assumed that the valuation of assets (including all plant and equipment) and liabilities and the profit and cash flow forecasts, including future capital expenditure projections, made by Crucell’s management were fair and reasonable.  Lazard did not independently value the principal assets or liabilities of Crucell or conduct any valuation concerning the solvency or fair value of Crucell.  With respect to the financial forecasts and projections provided to Lazard, Lazard assumed, with Crucell’s consent, that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of Crucell’s management as to the expected future results of operations and financial condition of Crucell to which such forecasts and projections relate.  Lazard assumed no responsibility for and expressed no view as to such forecasts or projections or the assumptions on which they were based.  Changes in the healthcare sector and the laws and regulations applicable to such sector could affect the financial forecasts of Crucell.  Lazard did not express any opinion as to the price at which Shares would trade at any time.

In preparing its opinions, Lazard assumed that the Offer would be consummated on the terms and subject to the conditions described in the Merger Agreement without any modification of any of its material terms or conditions.  Lazard also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Offer would be obtained without any reduction in the benefits of the Offer.

Lazard further assumed in the case of the Asset Sale Consideration Opinion that the Asset Sale and the Minority Cash Exit would be consummated on the terms and subject to the conditions described in the Business Purchase Agreement without any modification of any material terms or conditions, all liabilities (contingent or otherwise) of Crucell would be transferred to Johnson & Johnson’s indirect wholly owned subsidiary purchasing Crucell’s assets in connection with the Asset Sale and, following completion of the Asset Sale, the minority Shareholders who did not tender their Shares in the Offer would receive the Minority Cash Exit without material delay.  Lazard also assumed in the case of the Asset Sale Consideration Opinion that, for the period beginning from the Opinion Effective Date until completion of the Asset Sale, the number of Shares outstanding as of the Opinion Effective Date would not be reduced, all Share options described in the Merger Agreement outstanding as of the Opinion Effective Date would be exercised and all Shares issued from the exercise of such options would remain outstanding.  In addition, Lazard assumed in the case of the Asset Sale Consideration Opinion that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Asset Sale and the Minority Cash Exit would be obtained without any reduction in the benefits of the Asset Sale or the Minority Cash Exit.  Lazard further assumed in the case of the Asset Sale Consideration Opinion that the Business Purchase Agreement, when executed, would conform to the form of the Business Purchase Agreement reviewed by Lazard in all material respects.  Representatives of Crucell advised Lazard, and Lazard also assumed, that the Purchaser Note, when executed, would reflect a market interest rate and a repayment date that would be the earlier of the date of the Minority Cash Exit or five years following the completion of the Asset Sale.  The Asset Sale Consideration Opinion did not address the form or structure of the Asset Sale Consideration (including, without limitation, the Purchaser Note), the Asset Sale or the Minority Cash Exit or any determinations or actions (including any approval or recommendation) of the Crucell Supervisory Board in respect of the Asset Sale or the Minority Cash Exit.

The following is a brief summary of the material financial and comparative analyses that Lazard deemed appropriate and provided to the Crucell Supervisory Board in connection with its opinions.  The summary of Lazard’s analyses described below is not a complete description of the analyses underlying Lazard’s opinions.  The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description.  In arriving at its opinions, Lazard did not draw, in isolation, conclusions from or with regard to any factor or analysis considered by it.  Rather, Lazard made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses.

In its analyses, Lazard considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Crucell.  No company or transaction used in Lazard’s analyses is identical to Crucell, the Offer or the Asset Sale, and an evaluation of the results of those analyses is not entirely mathematical.  Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the companies analyzed.  The estimates contained in Lazard’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses.  In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold.  Accordingly, the estimates used in, and the results derived from, Lazard’s analyses are inherently subject to substantial uncertainty.

The financial analyses summarized below include information presented in tabular format.  In order to fully understand Lazard’s financial analyses, the tables must be read together with the text of each summary.  The tables alone do not constitute a complete description of the financial analyses.  Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Lazard’s financial analyses.

Selected Publicly Traded Companies Analysis.  Lazard reviewed publicly available financial information for the following nine selected publicly traded biopharmaceuticals companies:

• Alk-Abello A/S
• Bavarian Nordic A/S
• Biocon Limited
• CSL Limited
• Intercell AG
• Novo Nordisk A/S
• Panacea Biotec Limited
• Sinovac Biotech Limited
• Stallergenes SA

Lazard reviewed, among other things, enterprise values of the selected companies, calculated as market values based on closing share prices on October 1, 2010, plus debt, less non-controlling interests, cash, cash equivalents and short-term investments, as a multiple of calendar year 2010 estimated earnings before interest, taxes, depreciation and amortization, referred to as EBITDA.  Lazard then applied a range of selected calendar year 2010 EBITDA multiples derived from the selected companies to corresponding data of Crucell.  Financial data for Crucell and the selected companies were based on publicly available research analysts’ estimates, public filings and other publicly available information.  This analysis indicated the following implied per share equity reference range for Crucell, as compared to the EUR 24.75 Offer Price per Share:

Implied Per Share Equity Reference Range for Crucell	Offer Price Per Share
EUR 16.00 – EUR 18.00	EUR 24.75

Discounted Cash Flow Analysis.  Lazard performed a “sum-of-the-parts” discounted cash flow analysis of Crucell to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that each of Crucell’s marketed products and product candidates in its development pipeline were forecasted to generate.  Estimated financial data of Crucell were based on internal estimates of Crucell’s management with respect to Crucell’s products and product candidates, probability-weighted, in the case of Crucell’s product candidates, to reflect management’s assessments as to the likelihood of successful commercialization of each such product candidate.  The unlevered, after-tax free cash flows were discounted to present value using discount rates ranging from 9.0% to 11.0%.  This analysis indicated the following implied per share equity reference range for Crucell, as compared to the EUR 24.75 Offer Price per Share:

Implied Per Share Equity Reference Range for Crucell	Offer Price Per Share
EUR 19.00 – EUR 23.00	EUR 24.75

Selected Precedent M&A Transactions Analysis.  Lazard reviewed, to the extent publicly available, financial information relating to the following 15 selected transactions involving companies in the biopharmaceuticals industry:

Acquiror	Target
• Sanofi-Aventis S.A.	• Shantha Biotechnics Limited
• Eli Lilly and Company	• Imclone Systems Incorporated
• Sanofi-Aventis S.A.	• Acambis plc
• Ipsen S.A.	• Tercica, Inc.
• Eisai Co., Ltd.	• MGI Pharma, Inc.
• Celgene Corporation	• Pharmion Corporation
• Pfizer Inc.	• Coley Pharmaceutical Group, Inc.
• AstraZeneca PLC	• MedImmune, Inc.
• Merck KGaA	• Serono S.A.
• Crucell N.V.	• Berna Biotech AG
• Novartis AG	• Chiron Corporation
• GlaxoSmithKline plc	• ID Biomedical Corporation
• Shire Pharmaceuticals Group plc	• Transkaryotic Therapies, Inc.
• GlaxoSmithKline plc	• Corixa Corporation
• Chiron Corporation	• PowderJect Pharmaceuticals plc

Lazard reviewed, among other things, transaction values in the selected transactions, calculated as the enterprise value implied for the target company based on the consideration payable in the selected transaction, as a multiple of the target company’s forward two fiscal year estimated revenue.  Lazard then applied a range of forward two fiscal year revenue multiples derived from the selected transactions to Crucell’s calendar year 2012 estimated revenue based both on publicly available research analysts’ estimates and internal estimates of Crucell’s management.  Financial data for the selected transactions were based on publicly available information at the time of announcement of the relevant transaction.  This analysis indicated the following implied per share equity reference ranges for Crucell, as compared to the EUR 24.75 Offer Price per Share:

Implied Per Share Equity Reference Ranges for Crucell Based on:		Offer Price Per Share
Research Analysts’ Estimates	Management Estimates
EUR 21.00 – EUR 26.00	EUR 22.00 – EUR 28.00	EUR 24.75

Other Factors.  Lazard also reviewed, for informational purposes, certain other factors, including:

•	the historical trading prices of Shares, including prices below which 50% of the volume of Shares were traded, over the last year and last three years ended October 1, 2010;

•	the per Share purchase price paid by Johnson & Johnson in September 2009 for its existing equity interest in Crucell;

•	publicly available research analysts’ price targets for the Shares; and

•	the premiums paid in 48 selected merger or acquisition transactions involving companies in the biopharmaceuticals industry publicly announced between January 2005 and June 2010.

Miscellaneous

Lazard prepared the above analyses for the purpose of providing its opinions to the Crucell Supervisory Board as to the fairness, from a financial point of view, of the EUR 24.75 Offer Price per Share in the case of the Offer Price Opinion and the consideration to be paid in the Asset Sale to Crucell in the case of the Asset Sale Consideration Opinion.  Lazard did not recommend any specific consideration to the Crucell Supervisory Board or that any given consideration constituted the only appropriate consideration for the Offer or the Asset Sale.

Lazard’s opinions and analyses were only one of many factors taken into consideration by the Crucell Supervisory Board in its evaluation of the Offer and the Asset Sale.  Consequently, the analyses described above should not be viewed as determinative of the views of the Crucell Supervisory Board or Crucell’s management with respect to the EUR 24.75 Offer Price per Share or the consideration to be paid in the Asset Sale to Crucell or as to whether the Crucell Supervisory Board would have been willing to determine that a different consideration was fair.

The Crucell Supervisory Board selected Lazard to act as its financial advisor in connection with the Offer based on Lazard’s qualifications, experience and reputation. Lazard is part of an internationally recognized investment banking firm providing a broad range of financial advisory and securities services.

In connection with Lazard’s services as financial advisor to the Crucell Supervisory Board, the Company has agreed to pay Lazard a fee of EUR 700,000 contingent upon the Offer being declared unconditional.  Crucell also has agreed to reimburse Lazard for its reasonable expenses, including reasonable attorneys’ fees, and to indemnify Lazard and certain related parties against certain liabilities that may arise out of the rendering of its advice.  Certain affiliates of Lazard may trade shares and other securities of Crucell and Johnson & Johnson for their own account and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

SCHEDULE 3

FIRST EGM AND OFFER EGM

PART 1

INVITATION, AGENDA AND EXPLANATORY NOTES FIRST EGM

English version

Invitation to attend an Extraordinary General Meeting of Shareholders of Crucell N.V. on 10 December 2010

An Extraordinary General Meeting of Shareholders (the Meeting) of Crucell N.V. (the Company) will be held on 10 December 2010 at 2.00 p.m. at the Hilton Hotel, Apollolaan 138, 1077 BG Amsterdam, the Netherlands.

The agenda is as follows:

1.           Opening of the meeting by the Chairman of the Supervisory Board

2.           Discussion of the contemplated offer of Johnson & Johnson for all the issued and outstanding shares in the capital of Crucell and all aspects in connection therewith

3.           Closing

Explanatory notes to the agenda:

Item 2: Discussion of the contemplated offer of Johnson & Johnson.

In the Meeting, Shareholders of the Company will be provided the opportunity to give their views on the contemplated offer of Johnson & Johnson for all the outstanding shares in the capital of the Company. Furthermore, the Management Board and Supervisory Board of the Company will give a presentation on the offer of Johnson & Johnson.

Other information:

As of today until the end of the Meeting, the agenda for the Meeting and the explanatory notes thereto will be available at the offices of the Company during office hours, as well as at ING Bank N.V. (ING), Bijlmerplein 888, 1102 MG Amsterdam, the Netherlands. Further information will be made available prior to the Meeting via the Company’s website (www.crucell.com). The meeting documents are available to Shareholders at the Company free-of-charge, as well as at ING, telephone +31 20 563 6900, email: iss.pas.hbk@ing.nl. The meeting documents are also available on the website of the Company (www.crucell.com).

Only those Shareholders who hold meeting rights and are registered as such by the Management Board in the relevant (sub)register at the close of trade at Euronext Amsterdam by NYSE Euronext on 12 November 2010 (the Record Date) are entitled to attend the Meeting. For holders of ordinary shares in bearer form, the (sub)registers are administered by banks and brokers that are admitted institutions (aangesloten instelling) with NECIGEF Nederland and indicate who is entitled to such shares at the Record Date.

Holders of ordinary shares in bearer form who wish to attend the Meeting can, as of 12 November 2010, file with ING a written statement from a bank or broker that is an admitted institution (aangesloten instelling) with NECIGEF Nederland, in which it is confirmed that (i) the holder is entitled to a certain amount of shares in bearer form that are part of its collective deposit (verzameldepot) of ordinary shares in the Company and (ii) the holder is entitled to those shares at the Record Date. The statement must be filed with ING by the bank or broker that is an admitted institution (aangesloten instelling) with NECIGEF Nederland no later than on 7 December 2010.

All holders of registered shares and holders of a right of pledge or usufruct on registered shares to whom meeting rights accrue who wish to attend the Meeting must inform the Company of their intention to attend the Meeting in writing no later than on Tuesday 7 December 2010. The notices of the intention to attend the Meeting are to be sent to the Company, Archimedesweg 4-6, 2333 CN Leiden, the Netherlands, to the attention of the General Counsel & Corporate Secretary or by email to m.immers@crucell.com.

Meeting rights can be exercised by an attorney. For this purpose a form is available at the Company free-of-charge, as well as at ING. Any written form must be received by the Company by post or per email at m.immers@crucell.com no later than on 7 December 2010.

Leiden, 29 October 2010
The Management Board
Crucell N.V.

Dutch version

Uitnodiging tot het bijwonen van een Bijzondere Algemene Vergadering van Aandeelhouders van Crucell N.V. op 10 december 2010

Een Bijzondere Algemene Vergadering van Aandeelhouders (de Vergadering) van Crucell N.V. (de Vennootschap) zal worden gehouden op vrijdag 10 December 2010 om 14.00 uur in het Hilton Hotel, Apollolaan 138, 1077 BG Amsterdam.

De agenda luidt als volgt:

1.           Opening van de vergadering door de Voorzitter van de Raad van Commissarissen

2.           Bespreking voorgenomen bod van Johnson & Johnson op alle uitstaande aandelen in het kapitaal van Crucell en alle aspecten die daarmee verband houden

3.           Sluiting

Toelichting op de agenda:

Agendapunt 2: Bespreking voorgenomen bod van Johnson & Johnson op alle uitstaande aandelen in het kapitaal van Crucell en alle aspecten die daarmee verband houden

In de Vergadering zal aan aandeelhouders van de Vennootschap de gelegenheid worden gegeven hun zienswijze te geven op het voorgenomen bod van Johnson & Johnson op alle uitstaande aandelen in het kapitaal van de Vennootschap. Tevens zullen de Raad van Bestuur en de Raad van Commissarissen van de Vennootschap een toelichting geven op het bod van Johnson & Johnson.

Overige informatie:

De agenda voor de vergadering en de toelichting daarop liggen vanaf heden tot na afloop van de Vergadering tijdens kantooruren ter inzage ten kantore van de Vennootschap, alsmede bij ING Bank N.V. (ING), Bijlmerplein 888, 1102 MG Amsterdam. Voor de Vergadering zal nog nadere informatie beschikbaar worden gesteld via de website van de Vennootschap (www.crucell.com). De vergaderbescheiden zijn voor aandeelhouders kosteloos verkrijgbaar bij de Vennootschap alsmede bij ING, telefoon: +31 20 563 6900, e-mail: iss.pas.hbk@ing.nl. De vergaderbescheiden zijn tevens beschikbaar via de website van de Vennootschap (www.crucell.com).

Als vergadergerechtigden gelden zij die per vrijdag 12 november 2010 bij sluiting van de effectenhandel aan Euronext Amsterdam by NYSE Euronext (de Registratiedatum) die rechten hebben en als zodanig zijn ingeschreven in een door de Raad van Bestuur daartoe aangewezen (deel)register. Voor houders van gewone aandelen aan toonder zijn als (deel)register aangewezen de administraties per de Registratiedatum van de bij NECIGEF aangesloten instellingen.

Houders van gewone aandelen aan toonder, die de Vergadering wensen bij te wonen, kunnen vanaf vrijdag 12 november 2010 een schriftelijke verklaring van een bank of andere instelling aangesloten bij NECIGEF deponeren bij ING, waarin wordt bevestigd dat (i) de houder gerechtigd is tot een bepaald aantal gewone aandelen aan toonder, die behoren tot haar verzameldepot van gewone aandelen in de Vennootschap, en dat (ii) de (rechts)persoon gerechtigd is tot deze aandelen op de Registratiedatum. De verklaring dient uiterlijk op dinsdag 7 december 2010 door de bij NECIGEF aangesloten instellingen gedeponeerd te zijn bij ING.

Alle houders van aandelen op naam en houders van een recht van pand of vruchtgebruik op aandelen op naam aan wie vergaderrechten toekomen, die de Vergadering wensen bij te wonen, dienen de Vennootschap uiterlijk op dinsdag 7 december 2010 schriftelijk in kennis te stellen van hun voornemen daartoe. De kennisgevingen van het voornemen om de Vergadering bij te wonen dienen te worden gezonden aan de Vennootschap, Archimedesweg 4-6, 2333 CN Leiden ter attentie van de General Counsel & Corporate Secretary of per e-mail naar m.immers@crucell.com.

Vergaderrechten kunnen worden uitgeoefend bij volmacht. Hiertoe kan gebruik gemaakt worden van het formulier dat kosteloos verkrijgbaar is bij de Vennootschap alsmede bij ING. Dit formulier moet uiterlijk op 7 december 2010 door de Vennootschap zijn ontvangen per post of per e-mail m.immers@crucell.com.

Leiden, 29 oktober 2010
De Raad van Bestuur
Crucell N.V.

  PART 2

INVITATION, AGENDA AND EXPLANATORY NOTES OFFER EGM

English version

Invitation to attend an Extraordinary General Meeting of Shareholders of Crucell N.V. on [●] 2011

An Extraordinary General Meeting of Shareholders (the Meeting) of Crucell N.V. (the Company) will be held on [●] 2011 at [● a.m./p.m.] at [●].

The agenda for the Meeting is as follows:

1.	Opening of the meeting by the Chairman of the Supervisory Board

2.	Discussion of the offer of Johnson & Johnson to purchase all of the issued and outstanding shares in the capital of the Company (the Offer) and all aspects in connection therewith

3.	Amendment of the Articles of Association

a.
Proposal to amend the articles of association of the Company effective as of the Settlement Date, being the date no later than the third business day after the date the Offer has been declared unconditional, under the condition precedent of the Offer being declared unconditional. (Resolution).

b.
Proposal to authorise each member of the Board of Management of the Company and also each civil law notary, deputy civil law notary and notarial assistant of Allen & Overy LLP, and each of them severally, effective as of the Settlement Date, under the condition precedent of the Offer being declared unconditional, to apply to the Dutch Ministry of Justice for the Statement of No Objections and to have the Deed of Amendment of the Articles of Association executed. (Resolution).

4.	Resignation Supervisory Board and discharge

Resignation of Messrs. [W.M. Burns], [S.A. Davis], [P. Satow], [J.S.S. Shannon], [G.R. Siber], [F.F. Waller] and [C.-E. Wilhelmsson] as members of the Supervisory Board and the proposal to grant discharge effective as of the Settlement Date, under the condition precedent of the Offer being declared unconditional. (Resolution).

5.	Appointment Supervisory Board

a.	proposal to appoint [●] as member of the Supervisory Board effective as of the Settlement Date, under the condition precedent of the Offer being declared unconditional. (Resolution).

b.	proposal to appoint [●] as member of the Supervisory Board effective as of the Settlement Date, under the condition precedent of the Offer being declared unconditional. (Resolution).

c.	proposal to appoint [●] as member of the Supervisory Board effective as of the Settlement Date, under the condition precedent of the Offer being declared unconditional. (Resolution).

d.	proposal to appoint [●] as member of the Supervisory Board effective as of the Settlement Date, under the condition precedent of the Offer being declared unconditional. (Resolution).

e.	proposal to appoint [●] as member of the Supervisory Board effective as of the Settlement Date, under the condition precedent of the Offer being declared unconditional. (Resolution).

f.	proposal to appoint [●] as member of the Supervisory Board effective as of the Settlement Date, under the condition precedent of the Offer being declared unconditional. (Resolution).

g.	proposal to appoint [●] as member of the Supervisory Board effective as of the Settlement Date, under the condition precedent of the Offer being declared unconditional. (Resolution).

h.	proposal to appoint [●] as member of the Supervisory Board effective as of the Settlement Date, under the condition precedent of the Offer being declared unconditional. (Resolution).

i.	proposal to appoint [●] as member of the Supervisory Board effective as of the Settlement Date, under the condition precedent of the Offer being declared unconditional. (Resolution).

6.	Miscellaneous

7.	Closing

Other information:

As of today until the end of the Meeting, the agenda for the Meeting and the explanatory notes thereto as well as the shareholders circular, the personal details in relation to the members of the Supervisory Board to be appointed, the position of the works council of Crucell Holland B.V. in relation to item 5 of the agenda and a verbatim of the proposed amendment of the articles of association, are available at the offices of the Company during office hours, as well as at ING Bank N.V. (ING), Bijlmerplein 888, 1102 MG Amsterdam, the Netherlands. The meeting documents are available to shareholders at the Company free-of-charge, as well as at ING, telephone +31 20 563 6900, email: iss.pas.hbk@ing.nl. The meeting documents are also available on the website of the Company (www.crucell.com).

Only those shareholders who hold meeting rights and are registered as such by the Management Board in the relevant (sub)register at the close of trade at Euronext Amsterdam by NYSE Euronext on [Friday 24 December 2010] (the Record Date) are entitled to attend the Meeting. For holders of ordinary shares in bearer form, the (sub)registers are administered by banks and brokers that are admitted institutions (aangesloten instellingen) with NECIGEF Nederland and indicate who is entitled to such shares at the Record Date.

Holders of ordinary shares in bearer form who wish to attend the Meeting can, as of the Record Date, file with ING a written statement from a bank or broker that is an admitted institution (aangesloten instelling) with NECIGEF Nederland, in which it is confirmed that (i) the holder is entitled to a certain amount of shares in bearer form that are part of its collective deposit (verzameldepot) of ordinary shares in the Company, and (ii) the holder is entitled to those shares at the Record Date. The statement must be filed with ING by the bank or broker that is an admitted institution (aangesloten instelling) with NECIGEF Nederland no later than on [[●] [●], 2011].

All holders of registered shares and holders of a right of pledge or usufruct on registered shares to whom meeting rights accrue who wish to attend the Meeting must inform the Company of their intention to attend the Meeting in writing no later than on [[●] [●], 2011]. The notices of the intention to attend the Meeting are to be sent to the Company, Archimedesweg 4-6, 2333 CN Leiden, the Netherlands, to the attention of the General Counsel & Corporate Secretary or by email to m.immers@crucell.com.

Meeting rights can be exercised by an attorney. For this purpose a form is available at the Company free-of-charge, as well as at ING. Any written form must be received by the Company by post or per email at m.immers@crucell.com no later than on [[●] [●], 2011].

Leiden, [●]2010
The Management Board
Crucell N.V.

Explanatory notes

These explanatory notes form part of the agenda of the Extraordinary General Meeting of Shareholders of Crucell N.V. (the Company), to be held on [●] 2011.

Item 2: Discussion of the offer by Johnson & Johnson to purchase all of the issued and outstanding shares in the capital of the Company (the Offer) and all aspects in connection therewith.

Discussion of the Offer is an obligatory item pursuant to the Public Takeover Bids (Financial Supervision Act) Decree. The Board of Management and the Supervisory Board of the Company will give a further presentation on the Offer. Reference is made to the shareholders circular dated [●] November 2010 as published on the website of the Company (www.crucell.com).

Item 3: Amendment of the Articles of Association

In relation to the Offer it has been agreed with Johnson & Johnson that, in the event that the Offer is declared unconditional, changes will be made to the corporate governance of the Company, including changes to the articles of association of the Company.

These changes mainly concern a shift of certain authorities from the Board of Management and/or Supervisory Board to the General Meeting of Shareholders:

a.
The authority to resolve to (i) issue shares, (ii) grant rights to subscribe for shares and (iii) to limit or exclude pre-emptive rights in relation to (i) and (ii), vests with the General Meeting of Shareholders instead of the Board of Management to the extent the General Meeting of Shareholders has not transferred these authorities to another body of the Company. The Supervisory Board has to approve the resolutions as referred in (i), (ii) and (iii).

b.	Resolutions to reduce the capital of the Company and to amend the articles of association of the Company no longer need to be proposed by the Board of Management or approved by the Supervisory Board.

c.
In relation to the Board of Management (i) the power to determine the number of members of the Board of Management shifts from the Supervisory Board to the General Meeting of Shareholders, (ii) the Supervisory Board no longer makes any binding nominations for the appointment of members to the Board of Management and (iii) the power to appoint a member of the Board of Management as CEO shifts from the Supervisory Board to the General Meeting of Shareholders.

d.
In to profits and distributions, the authority to determine which part of the profit is reserved and which part is distributed shifts from the Board of Management to the General Meeting of Shareholders. The authority to make interim distributions shifts from the Board of Management to the Supervisory Board. Resolutions in respect of stock dividends and distributions out of reserves no longer need to be proposed by the Board of Management or approved by the Supervisory Board.

The Articles of Association no longer provide for the possibility to issue protective preference shares; the authorised share capital will consist of one class of shares only.

A verbatim of the proposed amendment of the articles of association has been made available in accordance with the procedure as prescribed by law.

Item 4: Resignation Supervisory Board and discharge

Messrs. [W.M. Burns], [S.A. Davis], [P. Satow], [J.S.S. Shannon], [G.R. Siber], [F.F. Waller] and [C.-E. Wilhelmsson] resign as members of the Supervisory Board effective as of the Settlement Date, under the condition precedent of the Offer being declared unconditional.

It is proposed to grant discharge from liability to Messrs. [W.M. Burns], [S.A. Davis], [P. Satow], [J.S.S. Shannon], [G.R. Siber], [F.F. Waller] and [C.-E. Wilhelmsson] in respect of the exercise of their duties during the period as of [4 June 2010] until the Settlement Date, under the condition precedent of the Offer being declared unconditional. This discharge only extends to actions or omissions disclosed in or apparent from any public document.

Item 5: Appointment Supervisory Board

In accordance with Article 23.1 of the Articles of Association of the Company, the Supervisory Board nominates each of Messrs. [●], [●], [●], [●], [●], [●], [●], [●] and [●] for appointment as a member of the Supervisory Board of the Company [on the basis of their experience with [●]].

[None of Messrs. [●] holds any shares or rights to subscribe for shares in the Company.]

It is proposed to appoint Messrs. [●], [●], [●], [●], [●], [●], [●], [●] and [●] as members of the Supervisory Board of the Company in accordance with Article 23.1 of the Articles of Association of the Company effective as of the Settlement Date for a period of four (4) years, under the condition precedent of the Offer being declared unconditional.

The attachment to these explanatory notes contains the particulars of each of Messrs. [●], [●], [●], [●], [●], [●], [●], [●] and [●] and a further explanation regarding their relevant experience.

In accordance with article 2:144a of the Dutch Civil Code the works council of Crucell Holland B.V. has been granted the opportunity to determine its position in relation to item 5, which position has been made available together with all other available documentation for this Meeting.

Dutch version

Uitnodiging tot het bijwonen van een Buitengewone Algemene Vergadering van Aandeelhouders van Crucell N.V. op [●] 2011

Een Buitengewone Algemene Vergadering van Aandeelhouders (de Vergadering) van Crucell N.V. (de Vennootschap) zal worden gehouden op [●] 2011 om [●] uur in [●].

De agenda voor de Vergadering luidt als volgt:

1.	Opening van de vergadering door de Voorzitter van de Raad van Commissarissen

2.	Bespreking voorgenomen bod van Johnson & Johnson op alle uitstaande aandelen in het kapitaal van de Vennootschap en alle aspecten die daarmee verband houden

3.	Statutenwijziging

a.
Voorstel tot het wijzigen van de statuten per de datum van de Settlement Date, zijnde de datum niet later dan de derde werkdag na gestanddoening van het voorgenomen bod van Johnson & Johnson op alle uitstaande aandelen in het kapitaal van de Vennootschap (het Bod), onder de opschortende voorwaarde van gestanddoening van het Bod. (Besluit)

b.
Voorstel tot het verlenen van machtiging per de datum van de Settlement Date, onder de opschortende voorwaarde van gestanddoening van het Bod, aan iedere directeur van de Vennootschap, alsmede iedere notaris, kandidaat-notaris en notarieel medewerker verbonden aan Allen & Overy LLP, ieder van hen afzonderlijk, om bij het Ministerie van Justitie de verklaring van geen bezwaar op de statutenwijziging aan te vragen en de akte van statutenwijziging te doen passeren. (Besluit)

4.	Aftreden Raad van Commissarissen en décharge

Aftreden van de heren [W.M. Burns], [S.A. Davis], [P. Satow], [J.S.S. Shannon], [G.R. Siber], [F.F. Waller] en [C.-E. Wilhelmsson], als lid van de Raad van Commissarissen en voorstel tot het verlenen van décharge per de datum van de Settlement Date, onder de opschortende voorwaarde van gestanddoening van het Bod. (Besluit).

5.	Benoeming Raad van Commissarissen

a.	Voorstel tot benoeming van [●] tot lid van de Raad van Commissarissen per de datum van de Settlement Date, onder de opschortende voorwaarde van gestanddoening van het Bod. (Besluit).

b.	Voorstel tot benoeming van [●] tot lid van de Raad van Commissarissen per de datum van de Settlement Date, onder de opschortende voorwaarde van gestanddoening van het Bod. (Besluit).

c.	Voorstel tot benoeming van [●] tot lid van de Raad van Commissarissen per de datum van de Settlement Date, onder de opschortende voorwaarde van gestanddoening van het Bod. (Besluit).

d.	Voorstel tot benoeming van [●] tot lid van de Raad van Commissarissen per de datum van de Settlement Date, onder de opschortende voorwaarde van gestanddoening van het Bod. (Besluit).

e.	Voorstel tot benoeming van [●] tot lid van de Raad van Commissarissen per de datum van de Settlement Date, onder de opschortende voorwaarde van gestanddoening van het Bod. (Besluit).

f.	Voorstel tot benoeming van [●] tot lid van de Raad van Commissarissen per de datum van de Settlement Date, onder de opschortende voorwaarde van gestanddoening van het Bod. (Besluit).

g.	Voorstel tot benoeming van [●] tot lid van de Raad van Commissarissen per de datum van de Settlement Date, onder de opschortende voorwaarde van gestanddoening van het Bod. (Besluit).

h.	Voorstel tot benoeming van [●] tot lid van de Raad van Commissarissen per de datum van de Settlement Date, onder de opschortende voorwaarde van gestanddoening van het Bod. (Besluit).

i.	Voorstel tot benoeming van [●] tot lid van de Raad van Commissarissen per de datum van de Settlement Date, onder de opschortende voorwaarde van gestanddoening van het Bod. (Besluit).

6.	Rondvraag

7.	Sluiting

Overige informatie:

De agenda voor de vergadering en de toelichting daarop alsmede de aandeelhouderscirculaire, de gegevens van de te benoemen leden van de Raad van Commissarissen, het standpunt van de ondernemingsraad van Crucell Holland B.V. ten aanzien van agendapunt 5 en het afschrift van de voorgenomen statutenwijziging liggen vanaf heden tot na afloop van de Vergadering tijdens kantooruren ter inzage ten kantore van de Vennootschap, alsmede bij ING Bank N.V. (ING), Bijlmerplein 888, 1102 MG Amsterdam. De vergaderbescheiden zijn voor aandeelhouders kosteloos verkrijgbaar bij de Vennootschap alsmede bij ING, telefoon: +31 20 563 6900, e-mail: iss.pas.hbk@ing.nl. De vergaderbescheiden zijn tevens beschikbaar via de website van de Vennootschap (www.crucell.com).

Als vergadergerechtigden gelden zij die per [●] bij sluiting van de effectenhandel aan Euronext Amsterdam by NYSE Euronext (de Registratiedatum) die rechten hebben en als zodanig zijn ingeschreven in een door de Raad van Bestuur daartoe aangewezen (deel)register. Voor houders van gewone aandelen aan toonder zijn als (deel)register aangewezen de administraties per de Registratiedatum van de bij NECIGEF aangesloten instellingen.

Houders van gewone aandelen aan toonder, die de Vergadering wensen bij te wonen, kunnen vanaf de Registratiedatum een schriftelijke verklaring van een bank of andere instelling aangesloten bij NECIGEF deponeren bij ING, waarin wordt bevestigd dat (i) de houder gerechtigd is tot een bepaald aantal gewone aandelen aan toonder, die behoren tot haar verzameldepot van gewone aandelen in de Vennootschap, en dat (ii) de (rechts)persoon gerechtigd is tot deze aandelen op de Registratiedatum. De verklaring dient uiterlijk op [●] door de bij NECIGEF aangesloten instellingen gedeponeerd te zijn bij ING.

Alle houders van aandelen op naam en houders van een recht van pand of vruchtgebruik op aandelen op naam aan wie vergaderrechten toekomen, die de Vergadering wensen bij te wonen, dienen de Vennootschap uiterlijk op [●] schriftelijk in kennis te stellen van hun voornemen daartoe. De kennisgevingen van het voornemen om de Vergadering bij te wonen dienen te worden gezonden aan de Vennootschap, Archimedesweg 4-6, 2333 CN Leiden ter attentie van de General Counsel & Corporate Secretary of per e-mail naar m.immers@crucell.com.

Vergaderrechten kunnen worden uitgeoefend bij volmacht. Hiertoe kan gebruik gemaakt worden van het formulier dat kosteloos verkrijgbaar is bij de Vennootschap alsmede bij ING. Dit formulier moet uiterlijk op [●] door de Vennootschap zijn ontvangen per post of per e-mail m.immers@crucell.com.

Leiden, [●] 2010
De Raad van Bestuur
Crucell N.V.

Toelichting

Deze toelichting vormt onderdeel van de agenda behorend bij de Buitengewone Algemene Vergadering van Aandeelhouders van Crucell N.V. (de Vennootschap), te houden op [●] 2011.

Agendapunt 2: Bespreking voorgenomen bod van Johnson & Johnson op alle uitstaande aandelen in het kapitaal van de Vennootschap en alle aspecten die daarmee verband houden

De bespreking  van het voorgenomen bod van Johnson & Johnson op alle uitstaande aandelen in het kapitaal van de Vennootschap (het Bod) is een verplicht agendapunt op grond van het Besluit openbare biedingen Wft. De Raad van Bestuur en de Raad van Commissarissen van de Vennootschap zullen een nadere toelichting geven op het Bod. Verwezen wordt naar de aandeelhouderscirculaire gedateerd [●]november 2010, zoals gepubliceerd op de website van de Vennootschap (www.crucell.com).

Agendapunt 3: Statutenwijziging

In het kader van het Bod is met Johnson & Johnson overeengekomen dat, indien het Bod gestand wordt gedaan en per de datum van de Settlement Date, zijnde de datum niet later dan de derde werkdag na gestanddoening van het Bod, de huidige corporate governance structuur als opgenomen in de statuten van de Vennootschap, zoals deze thans luiden, op een aantal punten zal worden gewijzigd.

Deze wijzigingen betreffen hoofdzakelijk een verschuiving van bepaalde bevoegdheden van de Raad van Bestuur en/of Raad van Commissarissen naar de Algemene Vergadering van Aandeelhouders:

a.
De bevoegdheid tot het besluiten tot (i) uitgifte van aandelen, (ii) verlening van rechten tot het nemen van aandelen, en (iii) beperking of uitsluiting van voorkeursrecht in verband met (i) en (ii), komt te liggen bij de Algemene Vergadering van Aandeelhouders in plaats van bij de Raad van Bestuur, voor zover de Algemene Vergadering van Aandeelhouders die bevoegdheden niet heeft gedelegeerd. De Raad van Commissarissen dient wel goedkeuring te geven aan voorgenomen besluiten als bedoeld in (i), (ii) en (iii).

b.
Besluiten tot kapitaalvermindering, statutenwijziging ontbinding, fusie en splitsing worden niet langer op voorstel van de Raad van Bestuur genomen door de Algemene Vergadering van Aandeelhouders. Tevens komt het vereiste van goedkeuring van de Raad van Commissarissen voor deze besluiten te vervallen.

c.
Met betrekking tot de Raad van Bestuur (i) wordt het aantal bestuurders vastgesteld door de Algemene Vergadering van Aandeelhouders in plaats van door de Raad van Commissarissen; (ii) wordt in het kader van benoeming van bestuurders niet langer een bindende voordracht gedaan door de Raad van Commissarissen en (iii) geschiedt de benoeming van een van de leden van de Raad van Bestuur tot CEO door de Algemene Vergadering van Aandeelhouders in plaats van door de Raad van Commissarissen.

d.
In de artikelen betreffende winst en uitkeringen verschuift de bevoegdheid tot het reserveren van winst van de Raad van Bestuur naar de Algemene Vergadering van Aandeelhouders en vervalt het vereiste van goedkeuring van de Raad van Commissarissen. De bevoegdheid tot het doen van tussentijdse uitkering verschuift van de Raad van Bestuur naar de Raad van Commissarissen. Besluiten tot uitkeringen in de vorm van aandelen of andere effecten en uitkeringen ten laste van reserves worden niet langer op voorstel van de Raad van Bestuur genomen door de Algemene Vergadering van Aandeelhouders. Tevens komt het vereiste van goedkeuring van de Raad van Commissarissen voor deze besluiten te vervallen.

Daarnaast zullen de statuten niet langer voorzien in de mogelijkheid van het uitgeven van beschermingspreferente aandelen; het maatschappelijk kapitaal van de Vennootschap zal nog uit een soort aandelen bestaan.

Een afschrift van het voorstel tot statutenwijziging is op de wettelijk voorgeschreven wijze ter inzage gelegd en verkrijgbaar gesteld.

Agendapunt 4: Aftreden Raad van Commissarissen en décharge

De heren [W.M. Burns], [S.A. Davis], [P. Satow], [J.S.S. Shannon], [G.R. Siber], [F.F. Waller] en [C.-E. Wilhelmsson], treden af als lid van de Raad van Commissarissen per de datum van de Settlement Date, onder de opschortende voorwaarde van gestanddoening van het Bod.

Voorgesteld wordt om kwijting te verlenen aan de heren . [W.M. Burns], [S.A. Davis], [P. Satow], [J.S.S. Shannon], [G.R. Siber], [F.F. Waller] en [C.-E. Wilhelmsson],voor het verrichten van hun taken in de periode van [datum AvA: 4 juni 2010] tot en met de Settlement Date, onder de opschortende voorwaarde van gestanddoening van het Bod. De kwijting strekt slechts ter zake van handelingen of nalatigheden zoals vermeld in of naar voren komend uit openbare documenten.

Agendapunt 5: Benoeming Raad van Commissarissen

Conform artikel 23.1 van de statuten van de Vennootschap draagt de Raad van Commissarissen ieder van de heren [●], [●], [●], [●], [●], [●], [●], [●] en [●] voor voor benoeming tot lid van de Raad van Commissarissen van de Vennootschap [op grond van hun ervaring met [●]].

[De heren [●] houden thans geen aandelen of opties in de Vennootschap.]

Voorgesteld wordt aan de algemene vergadering van aandeelhouders van de Vennootschap om de heren [●], [●], [●], [●], [●], [●], [●], [●] en [●] te benoemen tot leden van de Raad van Commissarissen conform artikel 23.1 van de statuten van de Vennootschap per de datum van de Settlement Date, en voor een periode van vier (4) jaar, onder de opschortende voorwaarde van gestanddoening van het Bod.

De Bijlage bij deze Toelichting bevat de persoonlijke gegevens van de heren [●], [●], [●], [●], [●], [●], [●], [●] en [●] en een nadere toelichting ten aanzien van hun relevante werkervaring.

Conform artikel 2:144a lid 1 BW is de ondernemingsraad van Crucell Holland B.V. in de gelegenheid gesteld zijn standpunt omtrent agendapunt 5 te bepalen, welk standpunt ter inzage ligt tezamen met de overige voor deze Algemene Vergadering van Aandeelhouders beschikbaar gestelde documentatie.

SCHEDULE 4

INFORMATION ON NOMINEES SUPERVISORY BOARD